As filed with the Securities and Exchange Commission on May 12, 2005


                           Registration No. 333-121483
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                   AMENDMENT 1
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                                ActivePoint Inc.
                 (Name of Small Business Issuer in Its Charter)


        Delaware                  7375                           20-1372381
        --------                  ----                           ----------
  (State or Other         (Primary Standard                  (I.R.S. Employer
  Jurisdiction of       Industrial Classification          Identification No.)
 Incorporation or              Code Number)
   Organization)


                                   Copies to:


                                ActivePoint Inc.
                              c/o ActivePoint Ltd.
                   20 Giborel Israel St. Poleg Industrial Zone
                             Netanya Israel - 42504
                                Attn: Moshe Ofer
                         Telephone: (011) 972-9-8852484
                         Telecopier: (011) 972-9-8853233
                   (Address and telephone number of Principal
               Executive Offices and Principal Place of Business)

                              Steven Schuster, Esq.
                             McLaughlin & Stern, LLP
                         260 Madison Avenue, 18th Floor
                               New York, NY 10016
                            Telephone: (212) 448-1100
                           Telecopier: (212) 448-0066
            (Name, address and telephone number of agent for service)

                                ActivePoint Inc.
                               c/o Matthews & Co.
                         270 Madison Avenue, 16th Floor
                               New York, NY 10016
                            Telephone: (212) 293-5100
                           Telecopier: (212) 293-5560


Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                   ----------



                                     CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------
                                                     Proposed Maximum      Proposed Maximum
 Title of Each Class of              Amount to      Offering Price Per    Aggregate Offering       Amount of
 Securities to be Registered        be Registered        Share                 Price (3)         Registration Fee
------------------------------------------------------------------------------------------------------------------

  Common                             1,436,103(1)    $.30-$.50 (2)             $13,055.05           $169.02 (4)
Stock, par value $.01
------------------------------------------------------------------------------------------------------------------

(1) Of this amount 1,174,993 shares are being distributed to the stockholders of Mobilepro Corp. The remaining 261,110 shares may be sold in the future by Mobilepro Corp.

(2) The registrant estimates that Mobilepro Corp. will sell the remaining 261,110 shares at a price between $.30 and $.50 per share. This price is based on an expected valuation of the registrant between $7,800,000 and $13,000,000 depending on a number of factors, including, but not limited to the value of the registrant's intellectual property, anticipated revenue and products.

(3) Solely as it relates to the sale of the remaining 261,100 shares to be sold by Mobilepro Corp.

(4) Previously paid.

================================================================================


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the "SEC") is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                 Subject to Completion, Dated ____________, 2005


                                ActivePoint Inc.
                        1,436,103 Shares of common stock

      This prospectus relates to (i) the distribution by dividend to all of the stockholders of Mobilepro Corp.. ("Mobilepro") of up to 1,174,993 shares of ActivePoint Inc. ("ActivePoint" or the "company") common stock and (ii) 261,110 shares of our common stock to be sold by Mobilepro. Mobilepro will not receive any proceeds from the distribution to its stockholders of the 1,174,993 shares of our common stock, however, Mobilepro will receive the proceeds from the sale of the 261,110 shares of common stock. All costs associated with this registration will be borne by us. When used herein, the words "we," "our" and "us" shall refer to ActivePoint.

      Upon this registration statement being declared effective by the SEC, we will be a public company.

      The distribution will be pro rata to the Mobilepro stockholders based on the number of shares owned by each.

      Mobilepro's shareholders may be required to pay income tax on the value of the shares of common stock received by you in connection with this distribution.

      Currently, no public market exists for our common stock.

       THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

               PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 7.

      No underwriter or person has been engaged to facilitate the distribution of shares of common stock in this offering.

      The imputed price per share of the 1,436,103 shares issued to Mobilepro is $0.00957 per share based on a then valuation of the business development agreement with Mobilepro of $13,750.00. We estimate that Mobilepro will sell the remaining 261,110 shares at a price between $.30 and $.50 per share. This price is based on an expected valuation of our company between $7,800,000 and $13,000,000 depending on a number of factors, including, but not limited to the value of our intellectual property, anticipated revenue and products.

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS

                                                                     Page Number
                                                                      ----------



Prospectus Summary ............................................................1

Reasons for Furnishing this Document...........................................2

Summary of the Distribution....................................................2

Question and Answers about the Distribution and Related Matters ...............4

Summary of Consolidated Financial Information..................................6

Risk Factors...................................................................7

Cautionary Statement Regarding Forward-Looking Statements.....................12

Use of Proceeds...............................................................12

Selling Stockholder...........................................................12

The Distribution..............................................................13

Federal Income Tax Consequences of the Distribution...........................15

Relationship Between Mobilepro and ActivePoint Following the Distribution.....16

Market Price For Common Equity And Other Stockholder Matters..................16

Legal Proceedings.............................................................17

Management of ActivePoint and ActivePoint Israel..............................17

Principal Stockholders........................................................20

Description of Securities.....................................................21

Business......................................................................22

Management's Discussion and Analysis of Financial Conditions
And Results of Operations.....................................................27

Certain Relationships and Related Transactions................................30

Shares Eligible for Future Sale...............................................30

Experts.......................................................................31

Legal Matters.................................................................31

Where You Can Find More Information...........................................31

Financial Statements.........................................................F-1

                               PROSPECTUS SUMMARY

OVERVIEW

      We were incorporated in Delaware on July 14, 2004 under the name the WWAP, Inc. and in February 2005 changed our name to ActivePoint Inc. In October 2004,
o shareholders of ActivePoint, Ltd. ("ActivePoint Israel"), an Israeli corporation, executed an exchange agreement with us whereby certain stockholders of ActivePoint Israel exchanged their shares of stock of Activepoint Israel for a proportionate amount of shares of our common stock and preferred stock. As a result, we now own approximately 94% of the outstanding capital stock of ActivePoint Israel. In connection with the exchange agreement, ActivePoint Israel granted us an exclusive, perpetual and worldwide right to use, produce and distribute ActivePoint's products to conduct the research and development efforts managed by ActivePoint Israel and obtain sales rights of new technology and/or products as developed by ActivePoint Israel.

      ActivePoint Israel, formed in 1997, has developed context orientated Natural Language search software (the "Software") which provides improvements for consumer sales relationship systems ("CRM"), e-commerce providers and stand-alone computerized stations ("Kiosks") and provides insight into each user's opinions and desires based on the user's search activity. Many users of the Internet conduct searches using a keyword search technology, which allows users to conduct searches by simply typing certain keywords not conjoined by connectors such as ampersand and etc. The Software enhances the natural language search method by allowing users to navigate through websites more efficiently to locate the desired information. For example, if a user, while navigating within a website that sells cables requests to search for a "cable to connect a keyboard to a laptop", the Software will display the appropriate cable, as opposed to the same question asked using a common search engine, which will, for example result in many different and non-relevant results a "keyboard for a laptop".

      The Software is also intended to provide our customers with the ability to compile a database of information relating to products that the customer's users may look for but which are not provided by the customer. This information will allow the customer to better evaluate what products or services to provide to its users. For example, some merchants can only measure what was actually ordered on its website but are unable to know what may have been requested but not offered on the website. By employing the TX5 software (as described below), a customer is able to see what their customers are searching for. This enables them to better plan their product offerings since if they see that there are frequent requests for a particular product which they do not carry, they can then determine if these should include these products for sale.

      The Software's advantage allows users of our customer's websites and kiosks to more easily find the requested information as opposed to search engines that cannot respond to context related questions. Our application specific natural language engines are capable of understanding the nuances of the language and the specific request. Since the Software will facilitate a user's search process, it may limit the need for call-based customer service centers which require an additional work force to service calls from customers and which results in additional costs to the particular client.

      We, through ActivePoint Israel, began commercial sales of our Software in October 2004. ActivePoint Israel generated limited revenues commencing in 2002 from testing the software for potential customers.


PRODUCT AND SERVICES

      Our TX5 Discovery Engine System (formerly known as "The Assistant For You" system) ("TX5")encourages users interaction as they can either "converse" with the system by telling it their needs in natural language or by answering guided system questions. The TX5, like a trained representative, tries to find the product or service to best match each request during the user's search. The TX5 system is designed to give customers greater flexibility than other search engine systems which require the customer to be more specific in their requests and are not currently context related.

      The TX5 system also provides marketing information that generates tailored reports showing users' requests even if goods were not purchased. This reporting enables our customers to better understand the general requests asked by their users.

DEVELOPMENT STAGE COMPANY

      We are a development stage company and the report of our independent accountants that accompanies our audited financial statements states that our limited revenues and retained deficit raise substantial doubt about our ability to continue as a going concern.

MOBILEPRO

      This prospectus also relates to the re-sale by Mobilepro of 261,110 shares of common stock. Our company estimates that Mobilepro will sell the remaining shares at a price between $.30 and $.50 per share. This price is based on an expected valuation of our company between $7,800,000 and $13,000,000 depending on a number of factors, including, but not limited to the value of our intellectual property and anticipated future revenue and products. Mobilepro received the shares as consideration for certain advisory and consulting services provided to ActivePoint. As of the date hereof, there are 26,094,762 shares of common stock issued and outstanding.

                      REASONS FOR FURNISHING THIS DOCUMENT

      Mobilepro sent you this document because you were an owner of Mobilepro common stock on the record date. This entitles you to receive a distribution of shares of our common stock, based on the pro-rata amount of shares you owned on that date. No action is required on your part to participate in the Distribution and you do not have to pay cash or other consideration to receive your shares.

      This document describes our business, the relationship between Mobilepro and us, and how this transaction benefits Mobilepro and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the shares that you will receive in the Distribution. You should be aware of certain risks relating to the Distribution and our businesses, which are described in this document beginning on page 7. This document is being furnished to provide information to Mobilepro stockholders who will receive shares in the Distribution. Neither Mobilepro nor us will update the information contained in this document except in the normal course of their respective public disclosure practices. However, this document will be amended if there is any material change in the terms of the Distribution.


                           SUMMARY OF THE DISTRIBUTION

DISTRIBUTING COMPANY              Mobilepro Corp., a Delaware corporation.

DISTRIBUTED COMPANY              ActivePoint Inc., a Delaware corporation. As
                                 used in this prospectus, the term ActivePoint, our company, we, our, us, and similar terms means ActivePoint Inc., as of the relevant date, unless the context otherwise requires.

ACTIVEPOINT SHARES TO BE
DISTRIBUTED                      Mobilepro will distribute to Mobilepro
                                 stockholders an aggregate of 1,174,993 shares of our common stock, par value $.01 per share, of .


RECORD DATE                      If you own Mobilepro shares at the close of
                                 business on _________, 2005 (the Record Date), then you will receive ActivePoint shares in the Distribution. The Record Date will be a date shortly after the registration statement, of which this prospectus is a part, is declared effective by the SEC.


DISTRIBUTION DATE                We currently anticipate that the Distribution
                                 will occur near the effective date of the registration statement. If you are a record holder of Mobilepro stock, instead of physical stock certificates you will receive from our transfer agent shortly after the effective date of the registration statement a statement of your book entry account for the shares distributed to you. If you are not a record holder of Mobilepro stock because such shares are held on your behalf by your stockbroker or other nominee, your ActivePoint shares should be credited to your account with your stockbroker or other nominee after the effective date of the registration statement.
                                 Following the Distribution, you may request physical stock certificates if you wish, and instructions for making that request will be furnished with your account statement.

DISTRIBUTION                     On the Distribution Date, the distribution
                                 agent identified below will begin distributing certificates representing our common stock to Mobilepro stockholders. You will not be required to make any payment or take any other action to receive your shares of our common stock. The distributed shares of our common stock will be freely transferable unless you are one of our affiliates or you are issued shares in respect of restricted shares of Mobilepro common stock.

DISTRIBUTION RATIO               Mobilepro will distribute to Mobilepro
                                 stockholders an aggregate of 1,174,993 shares of our common stock pro-rata to the shareholders of Mobilepro, based pro-rata on each shareholder's ownership of Mobilepro on the Record Date.


DISTRIBUTION AGENT               Liberty Transfer Co.
                                 274B New York Avenue
                                 Huntington, New York 11743


TRANSFER AGENT AND REGISTRAR     Liberty Transfer Co.
FOR THE ACTIVEPOINT SHARES       274B New York Avenue
                                 Huntington, New York 11743



FRACTIONAL SHARES OF OUR
COMMON STOCK                     Mobilepro will not distribute any fractional
                                 shares of our common stock. In lieu of
                                 distributing a fraction of a share of our common stock to any Mobilepro stockholder, fractional shares will be rounded up or down to the next higher or lower whole number of shares.

TRADING MARKET                   We anticipate that our common stock will be
                                 traded on the Over The Counter Bulletin Board under the proposed ticker symbol [____]. We expect that a market maker will apply for quotation on the Over the Counter Bulletin
                                 Board on our behalf prior to the Distribution.
                                 No public trading market for our common stock currently exists. However, a trading market for the entitlement to receive shares of our common stock in the distribution, referred to as a when-issued market, may develop on or after the record date for the distribution.

DIVIDEND POLICY                  Mobilepro has not paid dividends in the past,
                                 and we anticipate that following the
                                 Distribution, neither we nor Mobilepro will pay cash dividends. However, no formal action has been taken with respect to future dividends, and the declaration and payment of dividends by us and Mobilepro will be at the sole discretion of their respective boards of directors.

RISK FACTORS                     The distribution and ownership of our common
                                 stock involve various risks. You should read carefully the factors discussed under Risk
                                 Factors beginning on page 7. Several of the most significant risks of the Distribution include:

                                 o The Distribution may cause the trading price of Mobilepro common stock to decline.
                                 o Substantial sales of our shares may have an adverse impact on the trading price of the common stock.
                                 o There has not been a prior trading market for the shares and a trading market for the shares may not develop.
                                 o The Distribution of the shares may result in substantial tax liability.

FEDERAL INCOME TAX
CONSEQUENCES                      Mobilepro and we do not intend for the
                                  Distribution to be tax-free for U.S. federal income tax purposes. You may be required to pay income tax on the value of your shares of common stock received as a dividend. We expect that the dividend will be taxed as ordinary income to the extent of the value of the shares you receive. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

OUR RELATIONSHIP WITH MOBILEPRO
BEFORE AND AFTER THE DISTRIBUTION

                                 Prior to the Distribution, we entered into a Business Development Agreement dated as of August 26, 2004 with Mobilepro, a wireless technology and broadband telecommunications company which, among other things, focuses on creating strategic alliances with companies who provide similar products and services. Under the terms of the Business Development Agreement, Mobilepro has provided and will continue to provide Activepoint with several services, including assisting with marketing approaches, introducing our company to a number of Mobilepro's clients and assisting with the development of our technology. On August 26, 2004, our company also entered into a business development agreement with Lighthouse Advisors, Inc. ("Lighthouse"), a company specializing in providing advisory services to small private and public companies. Mobilepro and Lighthouse are affiliates because Mobilepro's Chief Executive Officer, Jay Wright, and Chief Financial Officer, Kurt Gordon are the sole shareholders of Lighthouse. As consideration for the services of the business development agreements, we issued Mobilepro 1,436,103 shares or 5.5% of our issued and outstanding common stock on a fully diluted basis and issued Lighthouse 522,219 shares or 2% of our issued and outstanding common stock on a fully diluted basis. At the time of signing the business development agreements with MobilePro and Lighthouse in August 2004, these agreements were valued at $13,750 or 5.5% and $5,000 or 2% respectively, of our then valuation of $250,000. Upon completion of the Distribution, Mobilepro will retain the remaining 261,110 shares of our common stock which it was issued and, Lighthouse will own 522,219 shares, thus collectively they will own an aggregate of 783,329 shares of common stock which will represent 3% of our issued and outstanding common stock on a fully diluted basis. Upon completion of the Distribution, Mobilepro and Lighthouse will continue to provide the services contemplated in the Business Development Agreements.

STOCKHOLDER INQUIRIES            Any persons having inquiries relating to the
                                 distribution should contact the Shareholder
                                 Service department of the distribution agent at
                                 (631) 385-1616 or Mobilepro at (301) 315-9040.



        QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION AND RELATED MATTERS

      The following section answers various questions that you may have about the pro rata distribution to Mobilepro stockholders of 1,174,993 shares of ActivePoint common stock owned by Mobilepro. We refer to this distribution in this document as the "Distribution."

Q1:   What is the Distribution?


A: The Distribution is the method by which Mobilepro will distribute a significant portion of the shares held by it in our company resulting in us becoming a publicly-traded company. According to the terms of the Distribution, Mobilepro will distribute to its stockholders, as of the close of business on [______________], 2005, in a dividend, shares of our common stock pro-rata based on the number of shares owned by each. After the distribution Mobilepro will own 261,110 shares (1%) and the shareholders of Mobilepro will own 1,174,993 (4.5%) of our issued and outstanding common stock.

Q2:   What is ActivePoint?

A: We are a company that has the exclusive rights to market software developed by ActivePoint Israel The software provides customers with a context orientated natural language search engine for their website or database. The software can guide and assist on-line customers and simultaneously provides the website owner insight into their customers' opinions about their services and their unfulfilled requests.

Q3:   Why is Mobilepro effecting the Distribution?

A: Mobilepro is effecting the Distribution because it believes that although synergies exist between us (as evidenced by Mobilepro introducing us to its customers and Mobilepro's involvement in the Internet), the Distribution may provide value to Mobilepro's stockholders. They will have a direct ownership interest in our company, which will allow them to directly receive the benefit of being a stockholder of our company as opposed to being an indirect stockholder simply by virtue of their ownership of Mobilepro shares.

Q4:   What is the tax effect of the Distribution?

A: Dividends and distributions received are taxable as ordinary income for federal income tax purposes pursuant to Section 311 of the Internal Revenue Code provided that Mobilepro has current or accumulated earnings and profits. The fair market value of our shares will be established by subsequent trading that develops with respect to such shares. However, the Distribution is taxable even if a trading market for the shares never develops.

      The foreign, state and local tax consequences of receiving the distribution may differ materially from the federal income tax consequences described above. Shareholders should consult their tax advisor.

Q5:   What will Mobilepro stockholders receive in the Distribution?

A: In the Distribution, Mobilepro stockholders will receive a pro-rata number of shares of our common stock based on the number of shares owned by each they own on [______________], 2005. Immediately after the Distribution, Mobilepro's stockholders will still own their shares of Mobilepro common stock. Shares of Mobilepro common stock will represent stockholders' interests in the business of Mobilepro, and shares of ActivePoint common stock that stockholders receive in the Distribution will represent their interests in the ActivePoint's business.

Q6:   What happens to Mobilepro shares after the Distribution?

A: After the Distribution, shares of Mobilepro common stock will continue to represent ownership of the businesses of Mobilepro and will continue to be quoted under the ticker symbol "MOBL.OB"

Q7:   What does a Mobilepro stockholder need to do now?

A: Mobilepro stockholders do not need to take any action. The approval of the Mobilepro stockholders is not required to effect the Distribution, and Mobilepro is not seeking a proxy from any stockholders. Mobilepro stockholders should not send in their Mobilepro share certificates to effect the Distribution. Mobilepro stockholders will automatically receive their shares of our common stock shortly following the Distribution.

Q8:   Where can Mobilepro stockholders get more information?

A: Mobilepro stockholders with additional questions related to the Distribution should contact Kurt Gordon, CFO. Mobilepro's telephone number is (301) 315-9040.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

-----------------------------------------------------------------------------------------------------------
                                    For the year             For the year ended         From Inception to
                                ended December 31, 2004     December 31, 2003          December 31, 2004
                                   ------------------       ------------------          -----------------
Statement of Operation Data:          $                       $                         $
-----------------------------------------------------------------------------------------------------------
Sales                                   -----                     31,590                   119,154
-----------------------------------------------------------------------------------------------------------
Cost of sales                            ----                        --                       --
-----------------------------------------------------------------------------------------------------------
Gross profit                             ----                     31,590                    119,154
-----------------------------------------------------------------------------------------------------------
Operating costs and expenses             1,007,107                499,018                  2,755,422
-----------------------------------------------------------------------------------------------------------
Loss from operations                     1,007,107               467,428                   2,636,268
-----------------------------------------------------------------------------------------------------------
Net Loss                                (1,007,107)              469,575                   2,645,768
-----------------------------------------------------------------------------------------------------------


                                            December 31, 2004     December 31, 2003
                                            -------------------   -----------------
Balance Sheet Data:
-----------------------------------------------------------------------------------
Assets                                          411,674                 37,921
-----------------------------------------------------------------------------------
Liabilities                                   1,344,250                396,937
-----------------------------------------------------------------------------------
Stockholders' equity (deficiency)              (932,576)              (359,016)
-----------------------------------------------------------------------------------


                                  RISK FACTORS

      You should carefully consider each of the following risk factors and all of the other information in this information statement. The following risks relate principally to the Distribution and our business.

      If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected. If that happens, the trading prices of our shares could decline significantly.

      The risk factors below contain forward-looking statements regarding the Distribution and our company. Actual results could differ materially from those set forth in the forward-looking statements. See Cautionary Statement Regarding Forward-Looking Statements below.

RISKS RELATED TO OUR BUSINESS

WE WILL FACE MANY OF THE DIFFICULTIES THAT COMPANIES IN THE EARLY STAGE MAY FACE, INLCUDING, BUT NOT LIMITED TO, LACK OF REVENUES, POOR LIQUIDITY AND COMPETITION FROM ESTABLISHED COMPANIES.

      As a result of our limited operating history, you may have difficulty assessing our growth and earnings potential. We have faced many of the difficulties that companies in the early stages of their development in new and evolving markets often face. These have included, among others:

o Substantial delays and expenses related to testing and development of our new products,
o Marketing and distribution problems encountered in connection with our new and existing products and technologies,
o    Competition from larger and more established companies,
o    Delays in reaching our marketing goals,
o Difficulty recruiting qualified employees for management and other positions;
o    Lack of sufficient customers, revenues and cash flow;
o    Limited financial resources;

      We may continue to face these and other difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these problems, our future growth and earnings will be negatively affected.

CONTROL BY EXISTING STOCKHOLDERS MAY RESULT IN CORPORATE ACTION BEING DECIDED BY A SMALL AMOUNT OF STOCKHOLDERS.

Topschutter Holdings B.V. ("Topschutter") (27.94%), Michel Harvey ("Harvey") (40.69%) and Moshe Ofer ("Ofer") (19.15%) beneficially own an aggregate of approximately 87% of the outstanding shares of our capital stock. Although none of these stockholders have formal voting agreements to vote their shares, a combination of either Topschutter and Harvey or Harvey and Ofer can exercise control over matters requiring shareholder approval, including the election of directors, and the approval of mergers, consolidations and sales of all or substantially all of our assets. This may prevent or discourage tender offers of our capital stock unless the terms are approved by these shareholders.

WE HAVE A NEED FOR ADDITIONAL FINANCING AND HAVE RECEIVED A GOING CONCERN OPINION FROM OUR ACCOUNTANTS REGARDING OUR ABILITY TO CONTINUE IN THE FUTURE.

      We have not had a sufficient source of working capital and will need additional financing to operate. Any inability to raise capital may require us to reduce the level of our operations. Such actions would have a material adverse effect on our business and operations and result in charges that could be material to our business and results of operations. The report of our independent accountants that accompanies our audited financial statements states that as a result of our limited revenues and retained deficit raise substantial doubt about our ability to continue as a going concern. Furthermore, there can be no assurance that we can get additional financing based on the financing transactions with Cornell Capital Partners, L.P. as such financing depends on the price of our stock and certain other limitations imposed by the terms of these transactions, including Cornell's inability to invest in us if such investment would result in Cornell owning more than 9.9% of our common stock. If we are unable to access funds from Cornell, our operations will suffer.

WE MAY HAVE DIFFICULTY EVALUATING OUR PROSPECTS BECAUSE WE ARE IN THE DEVELOPMENTAL STAGE AND HAVE A LIMITED OPERATING HISTORY FOR INVESTORS TO ANALYZE

      We obtained our first customer in October 2004. We have only fairly recently begun development of our business and the services we intend to offer. We have a limited history of revenue or financial results upon which investors may base an assessment of its potential. There can be no assurance that our proposed operations will be successful or that we will succeed in meeting our stated business objectives.

WE HAVE NO OPERATING HISTORY AS A PUBLIC COMPANY AND MAY BE UNABLE TO OPERATE PROFITABLY.

      We do not have an operating history as a public company. We may not be able to successfully put in place the financial, administrative and managerial structure necessary to operate as a public company, and the development of such structure will require a significant amount of management's time and other resources.

OUR FUTURE REVENUE AND OPERATING RESULTS ARE UNPREDICTABLE AND MAY FLUCTUATE WHICH MAY RESULT IN OUR FINANCIAL INSTABILITY.

      Our short operating history and the rapidly changing nature of the market in which we compete make it difficult to accurately forecast our revenues and operating results. Our operating results are unpredictable and we expect them to fluctuate in the future due to a number of factors. These factors may include, among others:

o    the timing of sales of our products and services, including the TX5
     Software,
o difficulty in keeping current with changing technologies in the technology and internet search engine field,
o unexpected delays in introducing new products, new product features and services,
o increased expenses, whether related to sales and marketing, product development or administration,
o deferral of recognition of our revenue in accordance with applicable accounting principles due to the time required to complete projects,
o    the mix of product license and services revenue,
o    costs related to possible acquisitions of technology or businesses.

IF WE LOSE THE SERVICES OF ANY KEY PERSONNEL, INCLUDING OUR PRESIDENT OR OUR DIRECTORS, OUR BUSINESS MAY SUFFER

      We are dependent on our key officers, directors and employees, especially Moshe Ofer, our President and Treasurer and a member of our board of directors. The loss of any of our key personnel could materially harm our business because of the cost and time necessary to retain and train a replacement. Such a loss would also divert management attention away from operational issues. Furthermore, although most of ActivePoint Israel's employees are subject to employment agreements containing non-competition agreements, Moshe Ofer, the President and CEO of our company and ActivePoint Israel, is not subject to such an agreement. As a result, Mr. Ofer could cease working for us and work with our competitors. Furthermore, there can be no assurances that the non-competition agreements are enforceable.

OUR INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND FAILURE TO ADAPT OUR PRODUCT DEVELOPMENT TO THESE CHANGES MAY CAUSE OUR PRODUCTS TO BECOME OBSOLETE

     Computer software and particular search engine software is a highly dynamic industry characterized by rapid change and uncertainty relating to new and emerging technologies and markets. Future technology or market changes may cause some of our products and services to become obsolete more quickly than expected.

OUR STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION IF FUTURE EQUITY OFFERINGS ARE USED TO FUND OPERATIONS

      If we obtain working capital by issuing equity securities, such as through the Equity Line of Credit with Cornell Capital Partners, LP (see Certain Relationships and Related Transactions beginning on page 27), ActivePoint stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities may have rights and preferences senior to the rights and preferences of the shares. Further, the conversion of outstanding debt obligations into equity securities could have a dilutive effect on our shareholders.

THE TREND TOWARD CONSOLIDATION IN OUR INDUSTRY MAY IMPEDE OUR ABILITY TO COMPETE EFFECTIVELY AS OUR COMPETITORS BECOME MORE DOMINANT

      As consolidation in the software industry continues, fewer companies dominate particular markets, changing the nature of the market and potentially providing consumers with fewer choices. Also, many of these companies offer a broader range of products than us, ranging from desktop to enterprise solutions. We may not be able to compete effectively against these competitors. Furthermore, we may seek strategic acquisitions, as necessary, to acquire technology, people and products for our overall product strategy. The trend toward consolidation in our industry may result in increased competition in acquiring these technologies, people or products, resulting in increased acquisition costs or the inability to acquire the desired technologies, people or products. If we are unable to identify strategic alliances with other software companies which may enhance our business or such alliances are unreasonable in cost or other factors, or if such alliances are not productive, this may reduce revenues by limiting distribution of our products.

WE FACE INTENSE PRICE-BASED COMPETITION FOR LICENSING OF OUR PRODUCTS WHICH COULD REDUCE PROFIT MARGINS

      Price competition is often intense in the software market. Price competition may continue to increase and become even more significant in the future, resulting in reduced profit margins.

OUR ABILITY TO OFFER TO OPERATE OUR SOFTWARE MAY BE AFFECTED BY A VARIETY OF U.S. AND FOREIGN LAWS WHICH MAY HAVE AN ADVERSE IMPACT ON OUR BUSINESS.

      We are subject to various laws and governmental regulations relating to our business operations. There are few laws or regulations directly applicable to commercial activities over the Internet. However, due to increasing popularity and use of the Internet, laws and regulations may be adopted with respect thereto. These laws and regulations may cover issues such as user privacy, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and domain name registration. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, patent, trademark, trade secret and personal privacy is uncertain and developing. Any new legislation or regulation or the application of existing laws and regulations to the Internet could have a material and adverse effect on our business as it may force us to modify our Software or our marketing strategies in order to comply with such laws Furthermore, if such laws affect our customers, it may result in them not being able to continue to do business with us which would in turn affect our revenue stream.

WE MAY BE UNSUCCESSFUL IN DEVELOPING NEW DISTRIBUTION CHANNELS WHICH MAY RESULT IN DECREASED REVENUES WHICH WILL ULTIMATELY IMPAIR OUR OPERATIONS.

      We may not be able to effectively develop our own network of salespeople and resellers to distribute our software products. We may also be unsuccessful in utilizing rapidly evolving distribution and marketing technologies to develop these distribution channels. The adoption of new channels may adversely impact existing channels and/or product pricing, which may reduce our future revenues and profitability.

IF WE MUST RESTRUCTURE OUR OPERATIONS VALUABLE RESOURCES WILL BE DIVERTED FROM OTHER BUSINESS OBJECTIVES

      We continually evaluate our product and corporate strategy. We have in the past undertaken, and will in the future undertake, organizational changes and/or product and marketing strategy modifications. These organizational changes increase the risk that objectives will not be met due to the allocation of valuable limited resources to implement changes. Further, due to the uncertain nature of any of these undertakings, these efforts may not be successful and we may not realize any benefit from these efforts.

POTENTIAL SOFTWARE DEFECTS AND PRODUCT LIABILITY COULD RESULT IN DELAYS IN MARKET ACCEPTANCE, UNEXPECTED COSTS AND DIMINISHED OPERATING RESULTS

      Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Defects and errors could be found in current versions of our products, future upgrades to current products or newly developed and released products. Software defects could result in delays in market acceptance or unexpected reprogramming costs, which could materially adversely affect our operating results. Most of our license agreements with customers contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that these provisions limiting our liability may not be valid as a result of federal, state, local or foreign laws or ordinances or unfavorable judicial decisions. A successful product liability claim may have a material adverse effect on our business, operating results and financial condition.

WE RELY ON THIRD PARTY TECHNOLOGIES WHICH MAY NOT SUPPORT OURPRODUCTS

      Our software products are designed to run on the Microsoft(R) Windows(R) operating system and with industry standard hardware. Although we believe that the operating systems and necessary hardware are and will be widely utilized by businesses in the corporate market, businesses may not actually adopt such technologies as anticipated or may in the future migrate to other computing technologies that we do not support. Moreover, if our products and technology are not compatible with new developments from industry leaders such as Microsoft, our business, results of operations and financial condition could be materially and adversely affected since our Software would not be compatible with such systems and would result in reduced sales.

WE FACE COMPETITION ANDIF WE FAIL TO COMPETE EFFECTIVELY OUR PLACE IN THE MARKET WILL DECREASE.

      Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we have. We may not be able to compete effectively with these competitors. To remain competitive, we must develop new products and periodically enhance our existing products in a timely manner. We anticipate that we may have to adjust the prices of many of our products to stay competitive. In addition, new competitors may emerge, and entire product lines may be threatened by new technologies or market trends that reduce the value of these product lines. The market in which we compete is influenced by the strategic direction of major computer hardware manufacturers and operating system software providers. Our competitiveness depends on our ability to enhance existing products and to offer successful new products on a timely basis. We have limited resources and must restrict software development efforts to a relatively small number of projects.

QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE SINCE STOCK PRICES ARE OFTEN INFLUENCED BY SUCH QUARTERLY FINANCIAL RESULTS.

      We expect that we will be subject to substantial fluctuations in quarterly net revenues and operating results. Fluctuations may be caused by a number of factors including, but not limited to, the following:

o    the timing and volume of customers;
o    the timing and amount of our expenses;
o    the introduction of competitive products by existing or new competitors;
     and
o    reduced demand for any given product

      Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower prices or on terms that are less favorable to us. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock would likely decline.

THROUGH ACTIVEPOINT ISRAEL WE RELY ON INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS WHICH MAY NOT REMAIN UNIQUE TO US

      We regard our software as proprietary and underlying technology as proprietary. We seek to protect our proprietary rights through a combination of confidentiality agreements and copyright, patent, trademark and trade secret laws. ActivePoint has three patents that have been awarded protection, and a fourth whereby an office action has been filed and we are waiting a response from the Patent and Trademark Office. All of these patents and proposed patents are based in the United States and a patent application on our key patent has been filed in the European Union.

      We have patents and statutory copyrights on our proprietary technology that we believe to be material to our future success. Our patents, however, may be successfully challenged and may not provide us with any competitive advantages. We may also not develop future proprietary products or technologies that are patentable and other parties may have prior claims.

      Patent, trademark and trade secret protection is important to us because developing and marketing new technologies and products is time-consuming and expensive. We may not obtain issued patents or other protection from any future patent applications owned by or licensed to us.

      Our competitive position is also dependent upon un-patented trade secrets. Trade secrets are difficult to protect. Our competitors may independently develop proprietary information and techniques that are substantially equivalent to ours or otherwise gain access to our trade secrets, such as through unauthorized or inadvertent disclosure of our trade secrets.

      Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology substantially equivalent or superseding proprietary technology. Furthermore, any confidentiality agreements between us and our employees may not provide meaningful protection of our proprietary information, in the event of any unauthorized use or disclosure thereof. As a consequence, any legal action that we may bring to protect proprietary information could be expensive and may distract management from day-to-day operations.

WE MAY BECOME INVOLVED IN FUTURE LITIGATION, WHICH MAY RESULT IN SUBSTANTIAL EXPENSE AND MAY DIVERT OUR ATTENTION FROM THE IMPLEMENTATION OF OUR BUSINESS STRATEGY

      We believe that the success of our business depends, in part, on obtaining intellectual property protection for our products, defending our intellectual property once obtained and preserving our trade secrets. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any litigation could result in substantial expense and diversion of our attention from our business, and may not adequately protect our intellectual property rights.

      In addition, we may be sued by third parties which claim that our products infringe the intellectual property rights of others. This risk is exacerbated by the fact that the validity and breadth of claims covered in technology patents involve complex legal and factual questions for which important legal principles are unresolved. Any litigation or claims against us, whether valid or not, could result in substantial costs, place a significant strain on our financial resources, divert management resources and harm our reputation. Such claims could result in awards of substantial damages, which could have a significant adverse impact on our results of operations. In addition, intellectual property litigation or claims could force us to the following:

o cease licensing, incorporating or using any of our products that incorporate the challenged intellectual property, which would adversely effect our revenue;
o obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and
o    redesign our products, which would be costly and time-consuming.

IF WE DO NOT CONTINUE TO INNOVATE AND PROVIDE PRODUCTS AND SERVICES THAT ARE USEFUL TO USERS, WE MAY NOT REMAIN COMPETITIVE, AND OUR REVENUES AND OPERATING RESULTS COULD SUFFER.

      Our success depends on providing products and services that people use for a high quality Internet experience. Our competitors are constantly developing innovations in web search, online advertising and providing information to people. As a result, we must continue to invest significant resources in research and development in order to enhance our web search technology and our existing products and services and introduce new high-quality products and services that people will use. If we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we may lose users. Our operating results would also suffer if our innovations are not responsive to the needs of our users are not appropriately timed with market opportunity or are not effectively brought to market. We consider ourselves to be context orientated Natural Language software. However, given that there are those that compare this to search technology, as search technology continues to develop, our competitors may be able to offer search results that are, or that are perceived to be, substantially similar or better than those generated by our services. This may force us to compete on bases in addition to quality of search results and to expend significant resources in order to remain competitive.

IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS OR PREVENT FRAUD. AS A RESULT, CURRENT AND POTENTIAL STOCKHOLDERS COULD LOSE CONFIDENCE IN OUR FINANCIAL REPORTING, WHICH WOULD HARM OUR BUSINESS AND THE TRADING PRICE OF OUR STOCK.

      Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. In the future we may discover areas of our internal controls that need improvement.

SYSTEM FAILURES COULD HARM OUR BUSINESS.

      Our customers are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, computer viruses, Internet failures, computer denial of service attacks or other attempts to harm our system, and similar events. Any damage to or failure of the systems of our clients could result in interruptions in our service. Interruptions in our service could reduce our revenues and profits, and our brand could be damaged if people believe our system is unreliable.

MORE INDIVIDUALS ARE USING MOBILE DEVICES TO ACCESS THE INTERNET, AND VERSIONS OF OUR WEB SEARCH TECHNOLOGY DEVELOPED FOR THESE DEVICES MAY NOT BE WIDELY ADOPTED BY USERS OF THESE DEVICES WHICH WOULD RESULT IN FEWER SALES OF OUR SOFTWARE.

      The number of people who access the Internet through devices other than personal computers, including mobile telephones, hand-held calendaring and email assistants, and television set-top devices, has increased dramatically in the past few years. The lower resolution, functionality and memory associated with alternative devices make the use of our products and services through such devices difficult. If we are unable to attract and retain a substantial number of alternative device users to our web search services or if we are slow to develop products and technologies that are more compatible with non-PC communications devices, we will fail to capture a significant share of an increasingly important portion of the market for online services.

OUR DAILY OPERATIONS ARE DONE OVERSEAS, THUS WE MAY BE SUBJECT TO ADDITIONAL ECONOMIC AND TECHNICAL RISKS

      Our daily operations are done in Israel and we transact business throughout Europe. As a result, we may need to tailor our Software so that it is compatible for use in these countries. In particular, our Software may need to be produced in different languages and if the Software isn't able to translate properly, then it may not work as effectively. Furthermore, due to currency exchange rates, we may not be able to receive the full amounts which will result in lower revenues.

RISKS RELATING TO THE DISTRIBUTION


THE DISTRIBUTION OF OUR SHARES MAY RESULT IN SUBSTANTIAL TAX LIABILITY

      You may be required to pay income tax on the value of your shares of the common stock received as a dividend. The dividend will be taxed as ordinary income to the extent of the value of the shares you receive. In addition, you may have to pay taxes on any shares that you receive as a result of the rounding up of fractional shares. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

THE DISTRIBUTION MAY CAUSE THE TRADING PRICE OF MOBILEPRO COMMON STOCK TO
DECLINE

      Following the Distribution, Mobilepro expects that its common stock will continue to be listed and traded on the Over The Counter Bulletin Board under the symbol MOBL.OB. A trading market may not develop for the company Shares. As a result of the Distribution, the trading price of Mobilepro common stock immediately following the Distribution may be lower than the trading price of Mobilepro common stock immediately prior to the Distribution.

      Further, the combined trading prices of Mobilepro common stock and the ActivePoint shares after the Distribution may be less than the trading price of Mobilepro common stock immediately prior to the Distribution.

SUBSTANTIAL SALES OF THE ACTIVEPOINT SHARES MAY HAVE AN ADVERSE IMPACT ON THE TRADING PRICE OF THE COMPANY'S COMMON STOCK

      Based on the number of shares of Mobilepro common stock anticipated to be outstanding on the record date, Mobilepro will distribute to Mobilepro stockholders a total of 1,174,993 shares. Under the United States federal securities laws, substantially all of these shares may be resold immediately in the public market, except for (1) our shares held by our affiliates or (2) shares which are issued in respect of restricted shares of Mobilepro common stock. We cannot predict whether stockholders will resell large numbers of our shares in the public market following the Distribution or how quickly they mare-sell these shares. In addition, we anticipate issuing significant numbers of shares of common stock to Cornell Capital Partners, L.P. under the terms of three convertible debentures in the aggregate principal amount of $890,000.00 and a standby equity distribution agreement for a maximum of $10,000,000, which shares we will be required to register under the United States federal securities laws. If the ActivePoint stockholders sell large numbers of shares over a short period of time, or if investors anticipate large sales of our shares over a short period of time, this could adversely affect the trading price of the shares.

THERE HAS NOT BEEN ANY PRIOR TRADING MARKET FOR OUR SHARES AND A TRADING MARKET FOR OUR SHARES MAY NOT DEVELOP WHICH WOULD RESULT IN A LACK OF LIQUDITY OF OUR SHARES.

      There is no current trading market for our shares, although a when-issued trading market may develop prior to completion of the Distribution. We anticipate that the ActivePoint shares will be listed on the Over The Counter Bulletin Board. However, there can be no assurances that a market for the shares will develop which will result in your inability to sell your shares even if the shares are listed on the Over The Counter Bulletin Board.

      The shares may not be actively traded or the prices at which the shares will trade may be low. Until the shares are fully distributed and an orderly market develops, the prices at which the shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for our shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, our results of operations, what investors think of us and general economic and market conditions. Market fluctuations could have a material adverse impact on the trading price of the shares.


            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Information included in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Our Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                                 USE OF PROCEEDS


      Mobilepro will receive no proceeds from the distribution of securities in this Distribution, however, may receive proceeds from the sale of the 261,110 shares after the Distribution.


                               SELLING STOCKHOLDER

      This prospectus also relates to the resale of 261,110 shares of our common stock not being distributed by the selling stockholder, Mobilepro. We estimate that Mobilepro will sell the remaining shares at a price between $.30 and $.50 per share. This price is based on an expected valuation of our company between $7,800,000 and $13,000,000 depending on a number of factors, including, but not limited to the value of our intellectual property, future revenue and products.

      The following table provides certain information concerning the resale of shares of common stock by the selling stockholder and assumes that all shares offered by the selling stockholder will be sold. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

                                            Common Stock
                        -------------------------------------------------------

                            Beneficially         Number Beneficially
                        Owned Before Offering    Owned After Offering
                        ----------------------   --------------------
Selling Stockholder      Number        %         Number           %
-------------------      ------        -         ------          --

Mobilepro              1,436,103     5.5%       783,329 (1)       3%


(1) Upon completion of the Distribution. Includes the 522,219 shares (2%) of common stock held by Lighthouse not being registered pursuant to this offering.

      The selling stockholder may from time to time offer any or all of its shares in one or more of the following transactions (which may include block transactions):

o     in the over-the-counter market;

o     in negotiated transactions other than in such markets;

o     by pledge to secure debts and other obligations;

o     in any combination of any of the above transactions.


      The selling stockholder may sell its shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholder may sell its shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. The selling stockholder may compensate broker-dealers in the form of commissions, discounts or selling concessions. The broker-dealers may also receive compensation from any purchaser of the shares for whom the broker-dealers acts as agent or to whom it sells as a principal.

      The selling stockholder may also resell all or a portion of its shares in open market transactions in reliance on Rule 144 under the Securities Act, as long as they meet the criteria and comply with the requirements of that rule.

      The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares, and we do not intend to enter into any arrangement with any underwriter or coordinating broker-dealer with respect to sales of the shares by the selling stockholder.

      The selling stockholder and any broker-dealers that participate in the distribution of their shares may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      The selling shareholder will be required to comply with the prospectus delivery requirements of the Securities Act and applicable provisions of and regulations under the Exchange Act that may limit the timing of sales of shares.

      We are required to pay all costs, expenses and fees incident to the registration of the shares, excluding fees and disbursements of counsel to the selling stockholders, and the selling stockholders are required to pay any brokerage commissions or similar selling expenses incurred by them in connection with the sales of their shares.

      As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest who are selling shares they received after the date of this prospectus from a selling stockholder named in this prospectus as a gift, pledge, partnership distribution or other nonsale-related transfer.

      Upon being notified by a selling stockholder that the selling stockholder has entered into a material arrangement with a broker-dealer for the sale of the selling stockholder's shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required by Rule 424(b) under the Securities Act, disclosing certain information about the arrangement and the sale of the shares involved. In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file an appropriate supplement to this prospectus.


                                THE DISTRIBUTION

INTRODUCTION


      On _________, 2005, Mobilepro's Board of Directors declared a distribution payable to the holders of record of outstanding Mobilepro common stock at the close of business on the Record Date. Mobilepro will distribute to Mobilepro stockholders an aggregate of 1,174,993 ActivePoint shares. Accordingly, the Distribution be made pro-rata to Mobilepro shareholders on the Record Date. We currently anticipate that the Distribution will be effected near the effective date of the registration statement.

      Mobilepro and Lighthouse currently own an aggregate of 7.5% of the issued and outstanding common stock of our common stock, on a fully diluted basis. As a result of the Distribution, 4.5% of the issued and outstanding shares of common stock will be distributed to Mobilepro stockholders. Immediately following the effectiveness of this registration statement by the SEC, we will be a public company and upon completion of the Distribution, Mobilepro and Lighthouse will continue to own an aggregate of 3% of our common stock on a fully diluted basis. The shares will be distributed by book entry. Instead of stock certificates, each Mobilepro stockholder that is a record holder of Mobilepro shares will receive a statement of such stockholder's book entry account for the our shares distributed to such stockholder. Account statements reflecting ownership of our shares will be mailed shortly after the Distribution Date. Our shares should be credited to accounts with stockbrokers, banks or nominees of Mobilepro stockholders that are not record holders after the effective date of the distribution.

      We estimate that Mobilepro will sell the remaining 261,110 shares at a price between $.30 and $.50 per share. This price is based on an expected valuation of our company between $7,800,000 and $13,000,000 depending on a number of factors, including, but not limited to the value of our intellectual property, future revenue and products.

REASONS FOR THE DISTRIBUTION

      The board of directors and management of Mobilepro believe that the Distribution is in the best interests of Mobilepro and Mobilepro stockholders. Mobilepro believes that the Distribution will enhance value for Mobilepro stockholders and give us the financial and operational flexibility to take advantage of potential growth opportunities.

      Mobilepro's board of directors and management believe that the Distribution will enhance the ability of each of us and Mobilepro to focus on strategic initiatives and new business opportunities.

MANNER OF EFFECTING THE DISTRIBUTION

      The Distribution will be made pro-rata to the Mobilepro shareholders. An aggregate of 1,174,993 shares will be distributed to Mobilepro stockholders regardless of the number of shares of Mobilepro common stock outstanding as of the Record Date. Immediately following the Distribution, Mobilepro (and through Lighthouse) will own 3% of our issued and outstanding shares.

      The shares will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. See Description of Securities beginning on page 20.

      Mobilepro will use a book entry system to distribute the shares in the Distribution. Following the Distribution, each record holder of Mobilepro stock on the Record Date will receive from the Distribution Agent a statement of the shares credited to the stockholder's account. If you are not a record holder ofMobilepro stock because your shares are held on your behalf by your stockbroker or other nominee, your shares should be credited to your account with your stockbroker or nominee after the effective date of the registration statement. After the Distribution, stockholders may request stock certificates from our transfer agent instead of participating in the book entry system.

      No fractional shares will be issued. If you own a fractional share of Mobilepro common stock as of the Record Date you will receive the next higher or lower whole number of shares in the Distribution.

      No Mobilepro stockholder will be required to pay any cash or other consideration for the shares received in the Distribution, or to surrender or exchange Mobilepro shares in order to receive shares. The Distribution will not affect the number of, or the rights attaching to, outstanding Mobilepro shares. No vote of Mobilepro stockholders is required or sought in connection with the Distribution, and Mobilepro stockholders will have no appraisal rights in connection with the Distribution.

      In order to receive the shares in the Distribution, Mobilepro stockholders must be stockholders at the close of business on the Record Date.

RESULTS OF THE DISTRIBUTION

      Upon this registration statement being declared effective by the SEC, we will be a public company. Upon completion of the Distribution, we expect to have approximately 5,400 holders of record of our Shares, and 26,110,970 shares outstanding, regardless of the number of stockholders of record and outstanding Mobilepro shares as of the Record Date. The Distribution will not affect the number of outstanding Mobilepro shares or any rights of Mobilepro stockholders.

LISTING AND TRADING OF OUR SHARES

      Neither we nor Mobilepro makes recommendations on the purchase, retention or sale of shares of Mobilepro common stock or our shares. You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor.

      If you do decide to purchase or sell any Mobilepro or ActivePoint shares, you should make sure your stockbroker, bank or other nominee understands whether you want to purchase or sell Mobilepro common stock or ActivePoint shares, or both. The following information may be helpful in discussions with your stockbroker, bank or other nominee.

      There is not currently a public market for our shares, although a when-issued market may develop prior to completion of the Distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the Distribution, and if the Distribution does not occur, all when-issued trading will be null and void. On the first trading day following the date of the Distribution, when-issued trading in respect of our shares will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We anticipate that the ActivePoint shares will trade on the Over the Counter Bulletin Board.

      The shares distributed to Mobilepro stockholders will be freely transferable, except for (1) Shares received by persons who may be deemed to be our affiliates under the Securities Act of 1933, as amended (the Securities
Act), and (2) shares received by persons who hold restricted shares of Mobilepro common stock. Persons who may be deemed to be our affiliates after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with ActivePoint and may include certain of our directors, officers and significant stockholders. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

      There can be no assurance as to whether the shares will be actively traded or as to the prices at which the shares will trade. Until the ActivePoint Shares are fully distributed and an orderly market develops, the prices at which the shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for the shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, our results of operations, what investors think of us and general economic and market conditions.

      Following the Distribution, Mobilepro expects that its common stock will continue to be listed and traded on the Over The Counter Bulletin Board. As a result of the Distribution, the trading price of Mobilepro common stock immediately following the Distribution may be lower than the trading price of Mobilepro common stock immediately prior to the Distribution.

      Even though Mobilepro is currently a publicly held company, there can be no assurance as to whether an active trading market for Mobilepro common stock will be maintained after the Distribution or as to the prices at which the Mobilepro common stock will trade. Mobilepro stockholders may sell their Mobilepro common stock following the Distribution. These and other factors may delay or hinder the return to an orderly trading market in the Mobilepro common stock following the Distribution. Whether an active trading market for Mobilepro common stock will be maintained after the Distribution and the prices for Mobilepro common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, Mobilepro's results of operations, what investors think of Mobilepro and its industries, changes in economic conditions in its industries and general economic and market conditions.

      In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of the shares and/or Mobilepro common stock.

EXPENSES OF THE DISTRIBUTION

      We anticipate that the total amount of expenses of the Distribution will be $135,000 of which printing and engraving expenses will be approximately $20,000.00, accounting fees and expenses approximately $35,000.00 and legal fees and expenses $80,000.00. We expect to pay these expenses partly out of the funds we have already received from Cornell Capital Partners, L.P. and partly from drawing upon the Standby Equity Distribution Agreement with Cornell Capital Partners, L.P.

REGULATION M

      Regulation M of the Securities Act of 1933 is designed to prevent potential market price manipulation by prohibiting certain purchases of and bids for a company's stock involved in a particular offering during a "restricted period". For purposes of the Distribution, Mobilepro would be prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase shares of our common stock during the period of the Distribution.


               FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

      The following discussion summarizes the material U.S. federal income tax consequences resulting from the Distribution. This discussion is based upon the U.S. federal income tax laws and regulations now in effect and as currently interpreted by courts or the Internal Revenue Service and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively.

      The following summary is for general information only and may not be applicable to stockholders who received their shares of Mobilepro stock pursuant to an employee benefit plan or who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Code. Each stockholder's individual circumstances may affect the tax consequences of the Distribution to such stockholder. In addition, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. Consequently, each Mobilepro stockholder is advised to consult his own tax advisor as to the specific tax consequences of the Distribution and the affect of possible changes in tax laws.

      This Distribution does not qualify as a tax-free distribution under
Section 355 of the Code. The corporate-level tax would be based upon the excess of the fair market value of the shares on the Distribution Date, over Mobilepro's adjusted tax basis for such shares on such date. Each Mobilepro stockholder who receives shares in the Distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares on the Distribution Date. Stockholders which are corporations may be subject to additional special provisions dealing with taxable distributions, such as the dividends received deduction and the extraordinary dividend rules.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO YOU, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.


   RELATIONSHIP BETWEEN MOBILEPRO AND ACTIVEPOINT FOLLOWING THE DISTRIBUTION

      For purposes of governing certain of the ongoing relationships between Mobilepro and ActivePoint after the Distribution and to provide for an orderly transition to the status of two independent companies, Mobilepro and we have entered into the Business Development Agreement described in this section.

      Prior to the Distribution, on August 26, 2004 we entered into two business development agreements with Mobilepro and Lighthouse (the "BDA's"). Under the BDAs, Mobilepro and Lighthouse have been providing us with services in such areas as product and service development, customer growth and other areas where we need transitional assistance and support. The agreement is for a period of eighteen (18) month and may be renewed on a month-to-month basis, but may be terminated earlier upon thirty (30) days notice. Upon completion of the Distribution, Mobilepro will still be obligated to carry out it services pursuant to the business development agreement.

      The aggregate value of the BDAs at the time of their signing in August 2004 was $18,750 (7.5% of our then valuation of $250,000). Activepoint Israel was lacking working capital at the time and MobilePro and Lighthouse were willing to accept as compensation shares of common stock. The services that MobilePro has been providing us and will continue to provide us over the life of the BDAs include:

      A. Marketing in the United States

      1. Approach - Advise on the proper sales and marketing techniques to U.S. customers. Until now our only experience has been with customers in Europe.
      2. Types of Companies - Advise on the types of companies we should be targeting based on their annual revenues.
      3. Strategic Alliances - Advise on setting up and profiting from strategic alliances.
      4. Government - Use Mobilepro's experience working as a government contractor to advise on the methods for obtaining government contracts.
      5. Database - Allow us to gain access to MobilePro's database of web sites so that we can approach these companies to increase our business.
      6.    Advising us on the design of our website.
      7. Advising us on the proper use of investor relations in order to keep our stockholders adequately informed of development.

      B. Technology

      1. Standards Groups - assistance in compliance with industry and government standards groups
      2. ISP and Voice Division Subsidiaries - explore software solutions using Activepoint software with their ISP and voice subsidiaries.
      3. Commercialization of Patents- specifically the Internet Credit Card Security patent.

      C. Introduction to Clients

      1. Mobilepro has introduced us to a number of their clients, including access to their websites.


      During the course of the BDA, Lighthouse has been providing us with general consulting services with respect to the development of our business.

          MARKET PRICE FOR COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

      Upon completion of the Distribution, we expect that our common stock will be listed and traded on the Over The Counter Bulletin Board. There is no current market price for our common stock. As of May 12, 2005, there were 11 record holders of our common stock. As of the date hereof, we have not declared, nor do we intend to declare, any dividends to the holders of its common stock. In November 2004, we adopted a long-term equity incentive plan. As of the date hereof, no options have been granted under the plan.

                                LEGAL PROCEEDINGS

      ActivePoint Israel is involved in litigation with Onn Tavor, ActivePoint Israel's former chief executive officer. In March 2004, Mr. Tavor filed a lawsuit in the Regional Labor Court of Tel-Aviv against ActivePoint for damages in the amount of approximately U.S. $225,000 alleging that ActivePoint Israel owed him unpaid salary, severance pay and social benefits. Mr. Tavor was granted a temporary attachment over ActivePoint Israel's bank accounts, real property and software programs, but not over funds owed to ActivePoint Israel from its customers. In June 2004, ActivePoint filed a counter-claim against Mr. Tavor alleging negligence which resulted in a loss of approximately U.S. $900,000.00. Subsequent settlement proposals between Mr. Tavor and our company were rejected by Mr. Tavor and in July 2004, the attachment was expanded to include ActivePoint's intellectual property. On November 1, 2004, after further settlement proposals were rejected, Mr. Tavor filed a claim in the Tel Aviv District Court to liquidate ActivePoint on the grounds that ActivePoint was insolvent and could not pay Mr. Tavor's claim. On December 29, 2004, Mr. Tavor withdrew his motion to liquidate our company, however, in a court decision, the District Court judge ruled that had she been required to rule on the merits of the motion, she would have determined that the motion was unfounded and would have also required that Mr. Tavor pay significant legal fees in connection with the motion. On April 11, 2005, ActivePoint Israel filed a motion to clarify the decision regarding the attachment and on April 28, 2005 Mr. Tavor responded to this motion alleging that ActivePoint Israel violated the temporary attachment. No hearing date has been set for this motion. Furthermore, on April 12, 2005, ActivePoint Israel also received an injunction against Mr. Tavor which prohibits him from contacting any suppliers, customer, and officers/directors of ActivePoint Israel so long as this action is pending. Although we and ActivePoint believe our defenses to the actions by Mr. Tavor in the Labor Court are meritorious, there can be no assurances as to the outcome of this lawsuit. Furthermore, an adverse judgment or settlement may have a material adverse affect on ActivePoint Israel and us.


                 ACTIVEPOINT AND ACTIVEPOINT ISRAEL'S MANAGEMENT

      We initially intend to have a board of directors that will consist of two directors listed below is certain information concerning individuals who are expected to serve as our directors and executive officers and ActivePoint Israel following the Distribution.

                                  ACTIVEPOINT

       NAME                  AGE                    POSITION

Ofer Moshe                    52             President & Treasurer & Director

Stephen Dumbrell              57                    Director



                                                 ACTIVEPOINT ISRAEL

NAME                         AGE                   POSITION

Ofer Moshe                    52                 CEO & Director

Stephen Dumbrell              57                    Director

Rhona Morris                  40     Operations and Business Development Manager

Vadim Shevchenko              40         Chief Architect & Project Manager

Evgeniy Zusmanov              42                   Chief Scientist


Raz Zaibert                   37                    Design Expert

Alexey Pavlovitz              25                   Internet Expert

Kristina Abramov              24             Application & Logic Programmer

Moshe Ofer. Mr. Ofer became President and Treasurer of ActivePoint in July 2004 and has been CEO of Activepoint Israel since November 2003. Mr. Ofer was appointed to the Boards of Directors by Michel Harvey pursuant to the terms of the Stockholder's Agreement (see "Certain Relationships and Related Transactions"). Prior to joining ActivePoint, Mr. Ofer was Manager of the Banking Division at Getronics Ltd from 2001 to 2004. Getronics is a provider of information and communications technology and is listed on the Dutch stock exchange. From 1999 to 2001 Mr. Ofer was the Vice President of sales and Marketing at Deltasys, a now defunct Israeli company which provided surveillance software for Microsoft operating systems. Mr. Ofer is the cousin of Mr. Harvey, our company's largest stockholder.

Stephen Dumbrell. Mr. Dumbrell was appointed to our Board of Directors in July 2004 and ActivePoint Israel in December 2001. Mr. Dumbrell was appointed to the Boards of Directors by Topschutter Holdings B.V., a holding company, pursuant to the terms of the Stockholder's Agreement (see "Certain Relationships and Related Transactions"). He is employed full time by Pearlglobe Limited, a company which he formed in 1993 to provide management and business consultancy and project management services designed to provide small companies with the establishment and implementation of effective corporate management controls. In this capacity, he is frequently required to serve on the Board of Directors of client companies and/or their associates and is currently a director of a number of European and United States based companies, all of which are privately owned and registered in the UK. In addition to directorships arising from his services provided by Pearlglobe Limited, Stephen is the owner and Managing Director of Petersfield Instruments Limited, a UK company established in the early 1980s to source and supply specialized electronic and other industrial components. He is also Director of a small UK contracting company in which he has an interest and which supplies contract labor to the electronics and engineering sector.

Rhona Morris, Operations and Application Manager. Ms. Morris has over 14 years experience in Business Development in Canada, the US and Israel. She has been with ActivePoint Israel since June 2000 and leads its customer knowledge analysis and the linguistic application design.

Vadim Shevchenko, Chief Architect & Project Manager. Mr Shevchenko has 14 years of experience in Internet and communication technologies as well as real time programming. Mr. Shevchenko has been employed with ActivePoint since January 1998.

Dr. Evgeniy Zusmanov, Chief Scientist. Dr. Zuzmanov has 13 years of programming experienceDr. Zusmanov has worked for ActivePoint since October 1998. Prior to joining ActivePoint, Evgeniy worked as a Researcher for the Institute of Semiconductor Physics at the Ukraine Academy of Sciences where he was responsible for developing algorithms for the analysis and computer simulation of magnetic resonance spectra.

Raz Zaibert, Design Expert. Mr. Zaibert is experienced with advanced web graphic design and commercial design. Mr. Zaibert has been working with ActivePoint Israel since September 2000 and is part of the development team dealing with the fast loading YourRep graphics. Prior to joining ActivePoint, he worked at Print Express, a publishing house.

Alexey Pavlovitz, Internet Expert. Mr. Pavlovitz has been with ActivePoint Israel since February 2000 and has provided work and research in the areas of web protocols and programming, as well as the latest browsers technology. Prior to this, he worked at Daronnet, an Internet company.

Kristina Abramov, Application & Logic programmer. Ms. Abramov is the technical liaison of the Application Department of ActivePoint. Kristina has been with ActivePoint Israel since April 2001. Prior to this, she worked at Liat Eden Advocates, LLB as an information systems expert.

DIRECTOR'S COMPENSATION

      Neither ActivePoint nor ActivePoint Israel have paid any cash compensation to our directors for their service on the Board of Directors; nor have either made any commitments with respect to the payment of future cash compensation for such services.


ADVISORY BOARD

      We have established an advisory board designed to help with all aspects of its business, including decisions regarding product development, marketing and overall financial strategies. The initial members of the Advisory Board will be a designee of Lighthouse and our company hopes to appoint additional members. No decision has been made as of yet on how the members of the advisory board will be compensated.


EXECUTIVE COMPENSATION

      The following table and discussion sets forth information with respect to all compensation earned by or paid by us to our President and Chief Executive Officer, Moshe Ofer, and our most highly compensated executive officers other than the CEO, for all services rendered in all capacities to us for each of the last two (2) fiscal years. No disclosure has been named for any executive officer, other than Mr. Ofer, whose total annual salary and bonus does not exceed $100,000.


                           SUMMARY COMPENSATION TABLE
                                                                    Long Term Compensation
                                        Annual Compensation              Awards     Payouts

                                                 Other Restricted                     All
                                                Annual   Stock                       Other
Name and Principal                             Compen-  Award(s)            LTIP    Compen-
   Position                    Salary   Bonus   sation    ($)     Options/ Payouts  sation
                      Year       ($)     ($)     ($)               SARs     ($)      ($)
Moshe Ofer,
  President/CEO      2002      -0-       -0-     -0-      -0-      -0-      -0-      -0-
                     2003      $ 1,500   -0-     -0-      -0-      -0-      -0-      -0-
                     2004      $38,577   -0-     -0-      -0-      -0-      -0-      -0-
Onn Tavor            2002      $52,332   -0-     -0-      -0-      -0-      -0-      -0-
                     2003      -0-       -0-     -0-      -0-      -0-      -0-      $66,390
                     2004      -0-       -0-     -0-      -0-      -0-      -0-      -0-


SALARY TO MR. OFER

      Our Board of Directors has approved a salary to Mr. Ofer of $125,000 per year, together with an annual bonus of up to $115,000 based on our company's performance. Payment of the salary shall commence upon the first of the following events to occur: (1) our registering the shares to be issued to Cornell Capital Partners, L.P. pursuant to that certain Standby Equity Distribution Agreement or (2) the sale of a majority of our capital stock or substantially all of its assets for an aggregate purchase price of no less than $5,000,000. In October 2004 Mr. Ofer also received 500,000 shares of common stock. We have not obtained any key man life insurance on any of our executive officers.

EMPLOYMENT AGREEMENTS

      All of our employees and employees of and ActivePoint Israel, with the exception of Mr. Ofer, have written employment agreements. These agreements provide that the employee shall not, for a period of twenty four (24) months from the date of termination of employment, will not engage in any other work or own any business that competes with ActivePoint. The agreements further provide that the employees will not cause any employee of ActivePoint Israel to leave ActivePoint Israel.


2004 LONG-TERM EQUITY COMPENSATION PLAN

      In November, 2004, our board of directors adopted and our shareholders have approved a long-term incentive plan (the "2004 Long-Term Equity Compensation Plan") in order to optimize our profitability and growth through incentives which are consistent with our goals and which link the interests of select employees, directors and consultants with those of our shareholders. We believe the plan also promotes teamwork and provides employees, directors and consultants with an incentive to strive for excellence.

      The plan provides for the granting of non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights ("SARs"), restricted stock and restricted stock unit awards, performance shares and other cash or share-based awards. The maximum number of shares of common stock that may be issued in connection with awards under the plan is 2,000,000. In the event of any merger, reorganization, recapitalization, stock split, stock dividend, or other change in corporate structure that affects our common stock, an adjustment may be made to the (a) maximum number of shares available for grants under the plan and/or kind of shares that may be delivered under the plan, (b) the individual award limits under the plan and (c) number, kind and/or price of shares subject to outstanding awards granted under the plan, by our board of directors of, to prevent dilution or enlargement of rights. Shares of stock covered by an award under the plan that is cancelled, expired, forfeited or settled in cash will again be available for issuance in connection with future grants of awards under the plan. As of the date of this prospectus, no awards have been made under the plan.

      Our board of directors has broad authority to administer the plan, including the authority to determine when and to whom awards will be made, determine the type and size of awards, determine the terms and conditions of awards, construe and interpret the plan and award agreements, establish rates and resolutions for the plan's administration, and amend outstanding awards. Generally, the plan is open to directors, employees and consultants who are selected by the board of directors.

      STOCK OPTIONS. Options granted under the plan may be "incentive stock options," as defined in Section 422 of the Code, or "nonqualified stock options" which are stock options that do not qualify as incentive stock options. An incentive stock option must expire within ten years from the date it is granted (five years in the case of options granted to holders of more than 10% of the total combined voting power of all classes of our stock and the stock of our subsidiaries). The exercise price of an incentive stock option must be at least equal to the fair market value on the date such incentive stock option is granted (110% of fair market value in the case of options granted to holders of more than 10% of the total combined voting power of all classes of our stock). The exercise price of a non-qualified stock option must be at least equal to the fair market value of the shares on the date such option is granted. Subject to such restrictions as the Compensation Committee may impose, the exercise price of options granted under the plan may be paid (i) in cash or its equivalent,
(ii) by delivery, or attesting to the ownership, of previously-acquired shares of our common stock, (iii) pursuant to a cashless exercise program, (iv) by such other methods as the compensation committee may permit or (v) by any combination of (i), (ii), (iii) and (iv). As of the date of this prospectus, no non-qualified stock options had been granted under the plan.

      SARS. The board of directors may grant a SAR in connection with all or any portion of an option grant as well as independent of any option grant. A SAR entitles the participant to receive the amount by which the fair market value of a specified number of shares on the exercise dates exceeds an exercise price established by the committee. The excess amount will be payable in common stock, in cash, or in a combination of shares and cash.

      RESTRICTED STOCK. Restricted Stock Units and Performance Shares. These awards may be granted in such amounts and subject to such terms and conditions as determined by the board of directors. Holders of restricted stock may generally exercise full voting rights and may be credited with regular dividends paid with respect to the underlying shares while they are so held; however, stock dividends or other non-cash distributions made with respect to restricted stock awards generally will be subject to the same restrictions as the restricted stock award. Generally, after the last day of the applicable period of restriction, the shares become freely transferable.

      Restricted stock units and performance shares are conditional grants of a right to receive a specified number of shares of common stock or an equivalent amount of cash (or a combination of shares and cash) if certain conditions are met. Each restricted stock unit and performance share must have an initial value equal to the fair market value of a share on the date of grant. Restricted stock units may have conditions relating to continued service or employment only or continued employment or service and attainment of performance goals, as determined by the Compensation Committee. Performance shares may be granted based on a performance period of one or more years or other periods, as determined by the Compensation Committee.

      The board of directors must determine the performance objectives for grants of performance shares and the range of the number of shares to be paid to an employee if the relevant measure of performance is met within the performance period. Recipients of restricted stock units and performance shares may receive dividend equivalents with respect to their awards.

      OTHER AWARDS. Subject to the terms of the plan, the board of directors may grant other awards such as deferred share, share or cash awards based on attainment of performance or other goals or shares in lieu of cash under other incentive or bonus programs. Payment under such awards may be made in such manner and at such times as the board of directors may determine.

      Except as otherwise provided in a participant's award agreement, upon the occurrence of a change in control of our company, all outstanding stock options and SARs become immediately exercisable, any restriction imposed on restricted stock, restricted stock units, performance shares or other awards will lapse, and any performance shares or other awards with performance-related vesting conditions will be deemed earned at the target level (or if no target level is specified, the maximum level). Unless a participant's award agreement provides otherwise, if a participant's employment or service terminates following a change in control, any of the participant's stock options or SARs that were outstanding on the date of the change in control and that were vested as of the date of termination of employment or service will remain exercisable for a period ending not before the earlier of the first anniversary of the termination of the participant's employment or service or the expiration of the stated term of the award.

      The 2004 Long-Term Equity Compensation Plan may be amended, suspended or terminated at any time by our board of directors, provided that no amendment that requires shareholder approval in order for the plan to comply with any applicable stock exchange listing standards or securities laws will be effective unless the requisite shareholder approval is obtained, and no amendment or termination may be made without approval of a participant to the extent the amendment or termination materially adversely affects the participant's outstanding awards.



                             PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of May 12, 2005, information with respect to the beneficial ownership of our common stock by (i) persons known by us to beneficially own more than five percent of the outstanding shares and their affiliates, (ii) the directors, (iii) the executive officers and (iv) all directors and executive officers as a group.


--------------------------------------------------------------------------------------------
                                 Common Stock                    Common Stock
                                 Beneficially                    Beneficially
                                 Owned Before      Percentage    Owned After      Percentage
         Name                    Distribution       Ownership    Distribution (5) Ownership
         ----                    ------------       ---------    ------------      ---------
--------------------------------------------------------------------------------------------
Ofer Moshe                       5,000,000(1)      19.15%          5,000,000         19.15%
--------------------------------------------------------------------------------------------
Stephen Dumbrell (2)                   -0-          -0-              -0-              -0-
--------------------------------------------------------------------------------------------
Topschutter Holdings B.V         7,294,658(3)      27.94%          7,294,658(3)      27.94%
--------------------------------------------------------------------------------------------
Michel Harvey(4)                10,625,560(4)      40.69%         10,625,560(4)      40.69%%
--------------------------------------------------------------------------------------------
Mobilepro Corp. (6)              1,436,103          5.5%             261,110          1%
--------------------------------------------------------------------------------------------
Lighthouse Advisors, Inc. (6)      522,219          2.0%             522,219          2.0%
--------------------------------------------------------------------------------------------
All directors and
executive officers as            5,000,000         19.15%          5,000,000         19.15%
a group (2 persons)
--------------------------------------------------------------------------------------------

(1) Includes 4,500,000 shares of common stock issuable upon conversion of 450,000 shares of Class A Convertible Preferred Stock which Harry Farnesby Ltd has agreed to transfer to Ofer Moshe or a trust designated by him. Mr. Ofer's principal address is 2 Schmuel Hanagid Street, apt. 22, Ramat Hasharon, 47295, Israel

(2) Mr. Dumbrell's address is 59 Cookham Road Maidenhead Berkshire SL6 7EP United Kingdom

(3) Consisting of 61, 308 shares of common stock and an additional 7,233,345 shares of common stock issuable upon conversion of the 723,334 shares of Class A Convertible Preferred Stock held by Topschutter. The principal address for Topschutter is 61 Rue de Rhone 1204 Geneve, Switzerland

(4) Consisting of 10,625,557 shares of common stock issuable upon conversion of the 1,062,555 shares of Class A Convertible Preferred Stock. Although Harry Farnesby is the record owner of the shares, Michel Harvey claims beneficial ownership of such shares as the sole shareholder of Harry Farnesby. Michel Harvey disclaims ownership of 4,500,000 shares of common stock issuable upon conversion of 450,000 shares of Class A Convertible Preferred Stock which he has agreed to transfer to Ofer Moshe. Mr. Harvey's principal address is c/o Matthews & Co., 270 Madison Avenue, 16th Floor, New York, NY 10016

(5) Pursuant to the financing transactions with Cornell Capital Partners, L.P. as described in "Certain Relationships and Related Transactions", Cornell has the right to convert any amounts due to it pursuant to the Debentures into shares of common stock. Cornell will also be issued additional shares under the Standby Equity Distribution Agreement. Since the conversion ratio and pricing for the shares to be issued under the Debentures and the Standby Equity Distribution Agreement are based on the market price of the common stock, and since our company's stock has yet to be traded, our company is unable to estimate the number of shares that Cornell beneficially owns. In the event that Cornell was to convert all amounts due under the Debentures and our company was to drawn down on the full $10,000,000 pursuant to the Standby Equity Distribution Agreement (see "Certain Relationships and Transactions"), and assuming the shares to be issued are based on a conversion price of $.30 per share (the lowest price by which Mobilepro intends to sell its remaining 261,110 shares), then Cornell would be issued approximately 63,000,000 shares of our company's common stock or approximately 70% of the issued and outstanding common stock of our company. Notwithstanding the foregoing, Cornell is not permitted to convert the Debentures nor is our company permitted to draw down under the Standby Equity Distribution Agreement if as result, it would own more than 9.9% of the issued and outstanding shares of our company's common stock on a fully diluted basis. The sale of Shares pursuant to the Standby Equity Distribution Agreement will also have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our Shares could decline. In addition, the lower our stock price, the more Shares we will have to issue under the Standby Equity Distribution Agreement to draw down an equivalent amount of funds. If our stock price is lower, then our existing stockholders would experience greater dilution.

(6) Mobilepro and Lighthouse are affiliates of each other based on the following relationship: Mr. Jay Wright and Mr. Kurt Gordon, the only two (2) shareholders of Lighthouse and are also the President/Chief Executive Officer and Chief Financial Officer of Mobilepro respectively. Messrs. Wright and Gordon own 4.6% of the issued and outstanding common stock of Mobilepro. Mobilepro's principal address is 6701 Democracy Blvd., Suite 300 Bethesda, MD 20817 and Lighthouse's principal address is 12900 Crouch Drive, Fairfax, VA 22030.



                            DESCRIPTION OF SECURITIES


      Pursuant to our certificate of incorporation, as amended, we are authorized to issue 100,000,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of Preferred Stock of which 3,000,000 shares have been designated as Class A Convertible Preferred Stock (the "Class A Preferred Stock"). Below is a description of our outstanding securities, including our common stock and Class A Preferred Stock.

COMMON STOCK

      Each holder of our common stock is entitled to one vote for each share held of record. Holders of our common stock have no preemptive, subscription, conversion, cumulative voting or redemption rights. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to receive our net assets pro rata. Each holder of common stock is entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. We have not paid any dividends on our common stock and do not contemplate doing so in the foreseeable future. We anticipate that any earnings generated from operations will be used to finance our growth. As of May 12, 2005, there are 11 record holders of common stock and our company had 26,110,970 shares of common stock outstanding, on a fully diluted basis after converting the 2,337,500 issued and outstanding shares of Class A Preferred Stock. If the holders of the Class A Preferred Stock do not convert their shares into shares of common stock there would be 2,719,762 shares of common stock issued and outstanding.

CLASS A PREFERRED STOCK

      The Class A Preferred Stock has a liquidation preference over the holders of the common stock, the amount equal to the greater of (i) the issue price of the Class A Preferred Stock plus accrued and unpaid interest on the issue price at a rate of 3% commencing on the date of payment of the Class A Preferred Stock issue price or (ii) the pro-rata distribution on the common stock had a holder of the Class A Preferred Stock converted his/her/its Class A Preferred Stock prior to a liquidation, dissolution or winding up of the Company (appropriately adjusted for any stock split or stock combination of the Class A Preferred Stock) for each share of Class A Preferred Stock then held by them and, in addition, in each case an amount equal to all cumulated and unpaid dividends on the Class A Preferred. Each share of Class A Preferred Stock is convertible into ten (10) shares of common stock and the holder of each share of Class A Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such share of Class A Preferred could be converted. Each share of Class A Preferred Stock shall automatically be converted into shares of common stock at the then effective conversion rate upon
(i) this registration statement being declared effective by the SEC and (ii) the quotation of our securities on the Over-the-Counter Bulletin Board or the listing of the Corporation's securities on a securities exchange. Holders of Class A Preferred Stock are entitled to protective provisions, including the right to approve the creation of any class of stock that ranks superior to the Class A Preferred Stock.

TRANSFER AGENT

      Our transfer agent is Liberty Transfer Co. whose offices are at 274B New York Avenue, Huntington, New York 11743.


                                  OUR BUSINESS

OVERVIEW/BACKGROUND

      We were incorporated in Delaware on July 14, 2004 under the name WWAP, Inc. and in February 2005 changed our name to ActivePoint Inc. In October 2004, shareholders of ActivePoint Israel, an Israeli corporation formed in 1997, executed an exchange agreement with us whereby certain stockholders of ActivePoint Israel exchanged their shares of stock of Activepoint Israel for a proportionate amount of shares of our common stock and preferred stock. As a result, we now owns approximately 94% of the outstanding capital stock of ActivePoint Israel. Our controlling stockholders are set forth in Principal Stockholders table in this prospectus.

      Our business is the development and sale of the TX5 software that (i) enhances the natural language search method used by many search engines by allowing users to navigate through websites more efficiently in order to locate the desired information and (ii) provides our customers with the ability to compile a database of information relating to products that the customer's users may look for but which are not provided by the customer. This information will allow the customer to better evaluate what products or services to provide to its users. The user reports afford the retailer/service provider with the ability to immediately be aware of changing demand and/or customer preferences. Unlike many search engines, the TX5 natural language capability can understand the context of a sentence and will not provide answers based on unrelated words.

      Our management believes that the Software can also provide a solution that will reduce the number and length of calls to a customer service representative should reduce the cost of operating service centers.

      The TX5 system can be used for many different businesses and is not limited to any specific industry. Our company's first customer for the "TX5" product was a furniture manufacturer and retail operator in the United Kingdom. The services will be provided within specific departments found on the website. The agreement shall terminate on September 30, 2007 but it may be terminated by either party on six (6) months notice. We also provide the TX5 system to Maplin Electronics, an electronic retailer in Europe. Maplin uses the TX5 system in its cable division where it offers upwards of 500-600 different cables for sale and the TX5 system allows Maplin to more efficiently assist its customers with easier search capabilities for specific cables.

OUR VISION


      We intend to become a leader in advanced tools for easy interaction (e.g., Virtual Sales/Service representative) with computer systems such as Customer Sales Relationship Management (CRM - Sales) systems, Internet web sites, kiosks and other networks.


OUR MISSION:

      To bridge between the on-line customer and the system owner (website and kiosk) by enabling the system owner to receive a detailed view of their customers' needs, while providing these customers with improved search results, better service and a richer on-line experience.

o To increase the service level and consequently the revenues and productivity of our customers by improving CEM (Customer Experience Management). We provide enhanced software solutions that create smart, friendly and simple to use shopping advisers / service representatives and CRM (help desk) systems.
o Provide our Internet, Kiosks and CRM customers with enhanced, real-time, natural language based information reports that are reflective of the needs and requests of their users from the web site / kiosk / network users.
o Produce our products at the highest possible quality and technical sophistication.
o     Provide the best possible service for our customers.
o Provide a system that is highly advanced in several dimensions: technical, application and business wise as a marketing differentiator to our customers.

THE PRODUCT

      The TX5 encourages users to interact with the system as they have the ability to either "communicate" with the system by telling it their needs in natural language text or by answering guided system questions. The TX5 will, like a trained representative, try to find the best possible product or service to match each request. The system will then present the product(s) using different techniques such as product comparisons in order to help the customer make the best personal decision. We also have the right to market and sell the TX5 chat system which connects users via a chat system to a live operator. This is a stand-alone product which connects to the TX5 Virtual Sales Advisor solution.

      Due to its interactive functionality, our TX5 system is able to provide detailed marketing information and statistics by generating custom reports based on users' demands, requests and choices. This detailed and interesting information allows operators to understand their customers' needs and requests in real-time, thereby enabling them to provide products and services that match the demand. As Precision Marketing has indicated, customer data is being catapulted to the top of the boardroom agenda, according to a report by data accuracy group QAS.

      We recognize that there are industries where users have specific knowledge of what they need, such as books or computer components and therefore our products may not provide added value to a user. The TX5 is especially beneficial in assisting where users who aren't quite sure what they are looking for or are unsure about the information/questions that they must ask so as to make the correct decisions on the products/services that will best suit their needs.

PATENTS

      ActivePoint has obtained three (3) patents with respect to its products, and has applied for a fourth patent. The patents are all based in the United States. ActivePoint has also applied for patent protection in Europe. Furthermore, since ActivePoint did receive funds from the office of the Israel Chief Scientist, ActivePoint is obligated to keep the IT development in Israel until these funds are repaid. The following patents protect the Software:

1.   TITLE: Virtual Sales Representative PATENT NUMBER: 09/109,726 ABSTRACT:
     A method for enabling users of the Internet to interact with an interactive sales representative system for providing sales guidance. The system offers the user products, services, or ideas based on parameters collected from the user. The system guides the customer to retrieve the desired products. If the system does not have a product matched to the customer requests, it will generate a alternatives, which such alternatives are the closest to the customer requests. The system will execute various sales tools and techniques to help and assist the customer to purchase a product. By guiding the customer to the target product, the system will shorten the search cycle for the customer as well as find products better-matched to what the customer is looking for. The system will provide market advisory services and suggestions and recommendations. The system adds graphics, animation, 3D, movie clips, voice and other effects to make the session enjoyable for the customer. The system is capable of executing various tools and techniques to improve its sales capabilities and bring better sales results.


2.   TITLE: Internet Credit Card Security PATENT NUMBER: 09/200,719 ABSTRACT:
     A method for transmitting credit card numbers in a secure manner through an electronic medium such as the Internet. Credit card numbers typically consist of a string of 10-20 digits, with the exact number of digits depending upon the provider of the credit card. The security is provided by transmitting the credit card number in a plurality of different transmissions, each transmission containing at least one digit of the credit card number, but fewer than all of the digits of the credit card number. Preferably, the user selects the number of digits from the credit card number to send with each transmission. Thus, the entire credit card number can only be determined by receiving all of the transmissions from the user, thereby significantly increasing the difficulty of intercepting the credit card number.

3.   TITLE: Automatic Virtual Negotiations PATENT NUMBER: 09/317,956 ABSTRACT:
     A method for conducting "one to one" commercial negotiations through an electronic medium such as the Internet. The negotiation process consists of sending persuasive texts to the user through the system, including discounts given by the system and responses to price offers of the user. The user can send a natural language query to the system which can (i) express the user's desire to purchase or not purchase a product or (ii) offer a suggested price or an opinion about the product. The system will then offer the product for a specific price which may be decreased as negotiations continue. Based on the user's input and the negotiations, the system may accept the offer or, after one or more unacceptably low inputs from the user, may alternatively end the process of negotiation. The system will negotiate on many more parameters than simply the price itself.

4. TITLE: Comparison in natural language PATENT NUMBER: Not assigned yet PARTS OF ABSTRACT:
     A method and apparatus for performing a concise and meaningful comparison between an unlimited amount of products while presenting the user with a natural language response. The apparatus is encapsulated as a stand-alone web server application and does not require the use of an external third party tools and can be used by any web site with no need for a significant change in the structure or the backbone technology deployed by said web site. Many shoppers may find themselves facing great difficulty when it comes to making a decision between two or more products of the same kind, with nearly identical features and this program will offer customers different facts to facilitate in making a decision. An office action response has been filed against this application and we now waiting for a response.

COLLABORATION AGREEMENT

      Pursuant to the Collaboration Agreement between us and ActivePoint Israel, ActivePoint Israel granted an exclusive, worldwide and perpetual license to us to use its patents, however, the laws of Israel put certain restrictions on such use. These restrictions require that the Office of the Chief Scientist must first be repaid all monies loaned to ActivePoint under the initial funding for the development of its technology. In consideration for the license granted under the Collaboration Agreement, we will pay to ActivePoint Israel a royalty of 65% out of all proceeds received by us from all licensed products sold, licensed, leased or otherwise disposed of, and of all services performed with respect to the products licensed under this agreement.

INDUSTRY ANALYSIS

      We desire to benefit from opportunities presented by the expansion of e-commerce, CRM and Kiosks and specifically the inter-connectivity that defines these markets. We believe that e-commerce, Kiosk and CRM providers can use and benefit from our system and services. Our initial focus will be e-commerce.


E-COMMERCE AND COMMERCIAL WEB SITES, KIOSKS AND CRM ON THE RISE

      Due to the intangible nature of the Internet, a precise estimate is not available for the amounts being spent online. However, market study research reports posted on e-commerceinfocenter.com show that revenues in 2005 in the United States and worldwide from business to consumer e-commerce are likely to surpass USD $133 billion.

      Until recently, the programs for most Internet, Kiosks and CRM systems have generally been menu driven operations where the user is guided to the perceived information by having to make choices from long lists of data. While operators of websites may know where and for what their online users have been searching, they have very little knowledge of what their users are looking for but not finding unless purchases are made because no convenient tool exists that can provide this information. The TX5 system encourages the user to ask questions in natural language and the TX5 reporting tool gathers these queries and presents them to the client.



CRM/CEM INDUSTRY

      According to a report by DataMonitor, the market for CRM software in the United States and major European countries is expected to increase by 9% per year over the next six (6) years through 2011.

      The mid-market for CRM, which is our intended focus, extends from companies with about 30 employees to companies with approximately 2000-3000 employees. The mid-market also includes some departments or divisions of large companies. The demands of those businesses for IT infrastructure and applications will vary greatly according to size, sector and geography.

      Hewson Group believes that a major challenge is for businesses to better understand their customer's behaviors and expectations. Hewson Group contends that CEM is a large obstacle of CRM, and that while companies have focused on CRM, they have largely overlooked the area of maximum leverage on the customer's experience. As a result, companies often fail to understand the customer perspective. Our reporting capabilities can help with this need.

OPEN COMPETITIVE ENVIRONMENT

      One characteristic of our market is that despite some of the larger search engines, such as Google and Yahoo, no company dominates our target market. Furthermore, due to the nature of the Internet and e-commerce, geographical borders are not important

      Some examples of companies with the closest technical and/or business solutions to our niches are: Atomz, Rightnow Technologies, EasyAsk, Iphrase, Mercado, Endecan, ATG (Art Technology Group), Broadvision Inc, Net Perceptions,Inc., Kana,Inc., Verity, Inc., 2004 Egain Communications, Siebel Systems,Inc., VirtuOz and 2003 Celebros. The CRM Market is defined, for example, by companies or their products such as Blexel Virtual Assistant by Blexel,ltd., Absolute Live Support by 2004 Xigla Software Ltd., Banter Solutions from Banter, eGain Live from 2004 Egain Communications, Live2support, and Amdocs' ClarifyCRM.

      Most of these companies are not direct competitors of us. Our most direct competitors are Iphrase, Endeca, Verity, Inc., 2003 Celebros and VituOz (a French company). We believe that no single competitor provides our services. We envision cooperation with some competitors because we can provide added value to their existing product range. The companies that provide sales/service adviser solutions generally provide only passive natural language solutions, while our system includes many other elements to improve search quality. Additionally, our setup tools help provide for a relatively quicker system setup.

      Our application specific natural language context engine capabilities are extremely advanced compared to many other currently available search engines. Our advantages include:

 ADVANTAGES OVER COMPETITION:

      o Product: A superior technology that helps customers to easily find the required information. As opposed to today's search engines that cannot respond to context related questions, our application specific natural language engines are capable of understanding the nuances of the language and the specific request. For example, searching for a cable to connect a keyboard to a laptop via common known search engines will result in laptops, keyboards or laptop keyboards. Our systems can understand the request and will provide the cable that can connect the keyboard to the laptop.
      o     Patent: Patent protected.
      o     Know-how: Accumulated knowledge on the industry.
      o Statistics: Customers' requests produce statistical data and reports that provide in-depth information about Users. This type and depth of information cannot be acquired from traditional surfing/interactions on systems because current-day reporting derived from classical tracking only allows our customers to see where their customers have been but not what they want. Our natural language interface provides an ability to better measure what users are looking for.

MARKET

MARKET DESCRIPTION - TARGET MARKET

      Our initial target market was commercial Internet activity. We believe that our product can be utilized in its present format for other market segments, such as CRM providers and Kiosks.

      Research by Jupiter Research dated February 25, 2004 has shown that even when items are not actually purchased online, the Internet plays a valuable role in assisting in making a purchase. According to Jupiter Research, the influence of online research assisting in offline purchases (i.e. purchases made in retail stores) continues to grow, so that by 2008 nearly 30 percent of all offline purchases will have been influenced by research done online.

      We envision global growth of commercial web sites and online services. Site operators want users to undergo a positive experience in which the required services and products can be easily found. We anticipate that our typical customer is either an e-commerce operation or a conventional business with a web site (a web site used to provide information and not direct sales). Both operations need to know who are the people that surf through their web site. Our customers and potential customers have advised us that they want more information about their users.

      Our enhanced TX5 natural language contextual engines is designed to be useful and cost efficient to our customers. A call center is a central place where customer and other telephone calls are handled by an organization, usually with some amount of computer automation. Assisted service involves making company representatives available to customers real-time as they visit a web site. However, assisted service, although reducing the need for phone calls and long email discussions, still involves labor cost. The TX5 system, being an online, automatic system, should reduce the number of users transferred over to online assistance and therefore should reduce associated labor costs. The system is also available twenty-four hours a day.

      According to Gartner, Inc., a research and analysis company, more than 5 million small to midsize enterprises are in Europe and the majority of those have yet to deploy a CRM solution. Increasingly, sales and customer service professionals at these organizations, as well as those in divisions of larger companies or those with geographically distributed operations, must support global operations or do business with customers in diverse local markets. Integrated CRM support is useful regardless of where or how they conduct business.

LIMITATIONS OF TODAY'S SELF-SERVICE APPLICATIONS

      Self-service applications are those Internet-based ERM applications, which allow customers to find information and execute the self service/purchase process by themselves via the Internet. Some self-service applications include e-commerce solutions, automated email response systems, search engines, and personalization tools. These solutions may hinder the sales/self-service process by interacting poorly with customers, consuming customers' valuable time, and providing non real-time responses.

E-COMMERCE SOLUTIONS

      E-commerce solutions are designed to provide customers with the means to order and pay for products via the web, without the intervention of a sales representative. A sample of companies offering these solutions include Broadvision Inc., CommerceOne Operations, Inc., Intershop Communications, Microsoft, Netscape, Kana Inc. and 2003 Celebros.

      E-commerce solutions are more convenient and effective when customers know exactly what they are looking for. However, they were not designed to perform functions that typify a salesperson such as to help a customer identify products that would best suit their needs and consequently, they are less effective at selling when customers are uncertain about what to buy. According to Forrester Research, only 3.2% of online shopping browsers ultimately make any purchases.

PERSONALIZATION APPLICATIONS

      Some Internet commerce ERM/CEM solutions have begun to focus on personalized service to improve customer satisfaction. Examples of these solutions are personalized marketing, marketing automation and customer profiling. Companies active in providing personalization solutions include Art Technology Group, Inc., Broadvision Inc., NetPerceptions, Kana Inc., and Vignette Corporation. According to their websites, they are providing these solutions

      Personalized solutions can be effective in reducing the amount of time that the customer spends searching for items. Today's personalized service applications are inherently static and consequently, they cannot take advantage of customers' varied interests and changing needs to increase sales.

PHONE-BASED WEB-ENABLED CALL CENTERS

      These applications allow customers to access a company representative via a push-to-talk button on the Internet site. Some of the key vendors offering these applications are Acuity, Business Evolution, eFusion, Silknet, SMART, and Webline. These applications are labor intensive as they must utilize well-informed personnel, who may not be available at all hours of the day.

CHAT-BASED WEB-ENABLED CALL CENTERS

      These applications allow customers to access a company representative via text-based chat. Some vendors that do offer these applications (e.g. Boldchat, Live2Support, Liveperson). These applications are also labor intensive as they must utilize a large number of well-informed personnel, who may not be available at all hours of the day.

PRODUCT DEVELOPMENT

      In order to limit the work required by us for each application prepared for each customer, we intend to compile "industry application databases" for each major market segment. The set up time for each company specific application will be reduced as we draw upon existing, market pertinent and readily available natural language wording, and abbreviations. An example of this would be the Cable Finder system that and electronics distributor is testing. The base knowledge incorporated within the system can be transferred to other applications within the same field. We intend that the next industry to be incorporated will be mobile phones.

      The product for CEM interaction is intended to be one a series of products designed for commercial users. Another product under consideration is would be statistical data analysis based on the huge amount of data that can be collected from our systems.

MARKETING

      We plan to market the Software in the United Kingdom through a wholly owned subsidiary, ActivePoint UK, to be formed, and to market the software directly in the United States. We intend to hire sales people in the United States and the United Kingdom. We have hired Lewis Global Public Relations, a public relations agency based in the United Kingdom, to promote our product. The monthly cost for this public relations agency is $5,400. We also envision that these public relations efforts will help us find strategic partners to assist in marketing the Software.

BUSINESS DEVELOPMENT AGREEMENTS

      As stated previously, pursuant to the financing agreements with Cornell Capital Partners, L.P., we entered into Business Development Agreements with Mobilepro and Lighthouse. Pursuant to the agreements, Mobilepro and Lighthouse are providing and will continue to provide us with business consulting services, including, but not limited to assisting us with identifying customers, product development and overall services designed to improve our business. As consideration for the services provided by these agreements, we issued Mobilepro its 1,436,103 shares and Lighthouse its 522,219. We intend to register the shares issued to Lighthouse at the same time we register the shares to be issued to Cornell pursuant to the financing agreements.

RESEARCH AND DEVELOPMENT

      Over the past two (2) years, we have spent approximately $350,000_on research and development of the Software.

EMPLOYEES

      As of May 12, 2005, we had 1 employee, Mr. Moshe Ofer, our President and Treasurer. ActivePoint Israel has 7 full time employees in Israel, including Mr. Ofer. These consist of 5 technical employees and 2 administrative employees.

PROPERTIES

      Our principal office at 270 Madison Avenue in New York is being occupied on a month to month basis at no charge. Our principal operations are conducted in Israel at 20 Gibroei Israel, Poleg Industrial Area, Netanya Our monthly rent in Israel is US$900 per month plus a tax of approximately $150 per month. We lease this property on a month-to-month basis.

                 MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITIONS AND RESULTS OF OPERATIONS

      You should read the following discussion in conjunction with our audited financial statements and related notes included elsewhere in this information statement. Our fiscal year currently ends on December 31, and each of our fiscal quarters ends on the final day of a calendar quarter (each March 31, June 30 and September 30). The following discussion contains forward-looking statements. (See Risk Factors and Forward-Looking Statements for a discussion of uncertainties, risks and assumptions associated with these statements)

BACKGROUND OF INCORPORATION OF THE COMPANY/BUSINESS PLAN

      We were incorporated in July 2004 to market the technology of ActivePoint Israel. ActivePoint Israel was incorporated in Israel in 1997 and received loans under an incubator program sponsored by the office of the Chief Scientist of Israel to encourage research and development. As of December 31, 2004, ActivePoint Israel had an obligation to repay approximately $258,000 thru royalties from the net sales of software developed under the incubator program. Since its participation in the incubator program ended, ActivPoint Israel has been principally financed by its two principal shareholders - Topschutter Holdings B.V. and Mr. Michel Harvey.

      ActivePoint Israel's initial concept was to develop a web based virtual sales advisor that would provide its customers' users the same type of guidance and service that is received when a customer enters an actual store. ActivePoint spent 5 years developing the technology, which includes the ability to build systems utilizing neural network programming, a negotiation engine offering alternative choices engines, fast and easy download with no plug ins and context related natural language ability.

      ActivePoint Israel has tried marketing its technology only since 2002. Prospective customers were presented with technology to serve as a web based virtual sales agent to increase sales over the web. The technology, fixed cost and high monthly fees discouraged sales.

      After hiring Moshe Ofer in November 2003, management concluded that internet e-commerce had been steadily increasing despite the lack of virtual salespersons and that the TX5 software would have to be re-defined to provide additional added value to our customers such as (i) allowing customers to see what their customers are looking for but not finding so that they will provide these products in the future and (ii) to assist the customers of our customers by making their search process for products much simpler and efficient, which would hopefully result in customer satisfaction leading to additional revenues to our customers. Management concluded that investment in internet technology for websites had subsided and thus many companies were reluctant to undertake additional purchases of unproven software or applications programs.

      Management reached several conclusions regarding its products. First, the TX5 software encourages users to interact with the system via its highly developed context orientated natural language engines that respond in dialogue fashion. Therefore the TX5 solution not only directs users to products that best suit their needs but can also provide website operators with the ability to see what their customers would like to see but are unable to find on the website. Market research could be provided for which customers would generally have to pay to outside market research companies. Second, the TX5 solutions could reduce a customer's need for live operators and reduce fixed costs.

      We have several approaches generate revenue. Our goal is to approach second and third tier companies (based on annual revenues) throughout Europe and the United States in an attempt to sell our Software. By approaching smaller companies, we hope to get increased exposure by building a favorable reputation in our industry. Initially, we intend to increase sales by utilizing a direct selling campaign, which means that we will approach a limited number of customers directly. While we recognize that this approach is time consuming and expensive, our ultimate objective is to identify appropriate sales channels or existing structures within the market and utilize them in order to obtain customers. This will enable us to penetrate new markets and reach more customers in a quicker fashion as opposed to direct sales. While we are in the process of searching for a partner to assist us in marketing the Software, we will continue with our direct sales approach.

      Our revenue model is based on a revenue sharing model. Our customers may be charged a small installation fee, but, thereafter, are charged according to either (i) "a per user session fee" which is defined as a single interaction with a system, regardless of its length, and which such fee is $.02 and (ii) "a success fee" whereby a customer only pays for use of the system if the search has been accomplished (i.e. the product is found and is delivered to the online "shopping basket"). The success fee charge can be anywhere from $.20 to $1.00 depending on the customer.

      Our focus on research and development has been and will continue to be to improve our technology in order to ensure that we continue to be responsive to market needs and trends. We have already decreased the time it takes to install our Software and we are working to enhance our Software to provide the ability to create a chat system with a live operator which may assist in the search process.

      We have set several milestones for 2005, which include:

      (i) Having our securities registered for public trading which, among other things, will enable us to increase our ability to obtain financing and increase our exposure which in turn may increase our sales.

      (ii) To develop faster installation procedure. Although we have made significant inroads in shortening the time it takes to install our Software, we believe that through careful analysis we will be able to make additional improvements which will reduce the time and costs of installing the Software which will reduce costs.

      (iii) Increase our overall marketing efforts in Europe and the United States.

      (iv) Developing "strategic relationships" with broadband Internet companies, namely MobilePro, in order to increase our market penetration in order to increase our revenues.


RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004 AS COMPARED WITH THE YEAR ENDED DECEMBER 31, 2003

      The revenues generated for the twelve months ended December 31, 2004 and December 31, 2003 were $0 and $31,590 respectively, a decrease of 100%. The decrease in sales for the twelve-month period is attributable to the re-organization of our company. Total operating expenses increased, from $499,018 for the twelve months ended December 31, 2003 to $1,007,107 for the twelve months ended December 31, 2004, an increase of $508,089, or 102%. Specific line items that reflect the increase in total operating expenses for the twelve months ended December 31, 2004, include an increase in general and administrative expenses from US$178,918 to $375,363 which stemmed from the increased legal and accounting fees due to the registration process, the proceedings against Mr. Tavor and due to the fact that Mr. Ofer joined the company on a full time basis. Despite this increase, in Managements' opinion, upon considering what is required to set up a selling and marketing channel, only minimal resources were available for the sales and marketing of the TX5 system. There was also an increase in research and development costs of $11,454 from $168,714 to $180,168.

      The loss from operations for the twelve months ended December 31, 2004 was $1,007,107 compared to $467,428 for the twelve months ended December 31, 2003, an increase of approximately 115%.

      Specific line items within the consolidated statements of cash flows show that in 2003 operating activities of $385,385 were financed by a private investment of $320,000 from shareholders while in 2004, operating activities of $583,156 were financed from a private investment from existing shareholders of $434,206 and a loan from Cornell Capital in the aggregate principal amount of $500,000. Fees paid to Cornell capital amounted to $110,000. Due to a court order stemming from the legal proceedings with Mr. Tavor, funds amounting to $5,329 are attached with a lien that will only be released upon completion of the litigation.

LIQUIDITY AND CAPITAL RESOURCES

      We have incurred substantial losses, and will require financing for working capital to meet our operating obligations. We anticipate that we will require financing on an ongoing basis for the foreseeable future. The report of our independent accountants that accompanies our audited financial statements states that as a result of our limited revenues and retained deficit, substantial doubt about our ability to continue as a going concern exists.

      We intend to sell shares of our common stock immediately following the completion of the distribution, through our equity line of credit agreement with Cornell Capital Partners, L.P. ("Cornell") in order to generate capital necessary to sustain and grow our operations. Our plan is to utilize these funds to concentrate on marketing and sales activities and to find appropriate sales channels that will distribute our product. In 2005, we plan to hire 3-5 employees for our research and development department and our application work. We also plan on initiating quality assurance activities

      During the past year, research and development has focused on reducing the time to market of each application. Significant inroads have been made and the installation process has been shortened. Until recently, each application had to be inputted manually. The initial part of the process is not done automatically. However, management does believe that more investment will have to be made in this area, particularly in market segmentation for the natural language search engines.

      In August 2004, we entered into a financing arrangement with Cornell. As part of this transaction, in October 2004 ActivePoint issued two convertible debentures to Cornell for USD$390,000 and USD$75,000 respectively (the "Debentures"). In December 2004 Cornell issued us an additional $425,000 which was evidenced by a third convertible debenture.

      The Debentures for the aggregate of USD$500,000 are convertible into shares of common stock any time after our shares of common stock are publicly traded at a price equal to either the lesser of (1) an amount equal to one hundred twenty percent (120%) of the opening bid price of the common stock on the first day of trading (the Fixed Price) or (b) an amount equal to eighty percent (80%) of the lowest daily Volume Weighted Average Price (as reported by Bloomberg)("VWAP") of the common stock for the five (5) trading days immediately preceding the Conversion Date, Redemption Date or the Conversion Redemption Date, at the investor's option. This convertible debenture has a term of two years, and bears interest at a rate of 5% per year with all accrued interest due at the expiration of the term. At our option these debentures may be paid in cash or redeemed at a redemption price that shall be set at 120% of the face value of the convertible plus accrued interest. (See Certain Relationships and Related Transactions).

      The Debenture for USD$390,000 is convertible into shares of common stock any time after our common stock is publicly traded at a price equal to one hundred percent (100%) of the lowest VWAP of the common stock for the five days immediately preceding the Conversion Date. This Debenture has a term of two years, and bears interest at a rate of 5% per year with all accrued interest due at the expiration of the Debenture term. At our option, this debenture may be redeemed as follows: We have the right to redeem this Convertible Debenture at 100% of face value within one week of the first trading day at a price equal to the lowest VWAP of the first five trading days. We have the right to redeem all or part of the convertible debenture in cash at 100% of the face value until the 90th day after the first day of trading. After the 90th day after the first day of trading of our common stock we shall have the right to redeem the Convertible with (30) thirty business days advance notice, any or all-outstanding Convertible remaining in its sole discretion. The redemption price shall be 120% of the face amount redeemed plus accrued interest. (See Certain Relationships and Related Transactions)

      In August 2004, we also entered into an Equity Line of Credit Agreement with Cornell. Under this agreement, we may issue and sell to Cornell common stock for a total purchase price of up to US$10.0 million for a twenty-four (24) month period after an effective registration of the shares. We will be able to commence drawing down on the Equity Line of Credit when the sale of the common stock is registered with the Securities and Exchange Commission and the authorization for quotation on the National Association of Securities Dealers Over the Counter Bulletin Board. (See Certain Relationships and Related Transactions). The funds received from the transactions with Cornell will be used for general working capital and improve the software and increase market awareness of the TX5 software.

      On August 26, 2004, we entered into a Placement Agent Agreement with Newbridge Securities Corporation ("Newbridge"). Newbridge shall act as the exclusive placement agent with respect to the securities issued pursuant to the Standby Equity Distribution Agreement. As compensation for its services as placement agent, we are obligated to pay Newbridge a fee of Ten Thousand Dollars ($10,000), to be payable by the issuance of shares of our common stock based on the market price of our common stock after the commencement of trading. Newbridge shall be entitled to "piggy-back" registration rights, which shall be triggered upon the registration of any shares issued to Cornell.

      Other than the financing agreements with Cornell, owe have no other significant sources of working capital or cash commitments, However, no assurance can be given that we will raise sufficient funds from the Cornell financing arrangements or that we will ever produce sufficient revenues to sustain its operations, or that a market will develop for its common stock for which most of our financing is dependent on.

      We have received loans under an incubator program sponsored by the office of the Chief Scientist of Israel to encourage research and development. As of December 31, 2004, ActivePoint Israel had an obligation to repay approximately $258,000 thru royalties from the net sales of software developed under the incubator program. We are obligated to pay back the loans in an amount equal to 3-5% of the proceeds received from sales, once sales begin to occur.

      As of May 5, 2005, we had approximately $112,000 in a bank account in New York; and in a bank account in Israel, approximately US$113,971.80.


OFF-BALANCE SHEET ARRANGEMENTS

      We do not have any off-balance sheet arrangements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On October 4, 2004, pursuant to the terms of an exchange agreement, approximately 94% of the stockholders of ActivePoint Israel exchanged their shares of stock of Activepoint Israel for a proportionate amount of shares of our common stock. As a result, Activepoint Israel is now an approximately 94% subsidiary of our company. Furthermore, pursuant to the exchange agreement, we also agreed to assume certain loans made by principal shareholders of Activepoint Israel to Activepoint Israel.

      On August 26, 2004, we entered into a Standby Equity Distribution Agreement with Cornell. Under this agreement, we may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $10.0 million. The purchase price for the shares will be equal to 97% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. A cash fee equal to four percent (4%) of the cash proceeds of the draw down is also payable at the time of funding. To date, we have not drawn down on the Standby Equity Distribution Agreement. Other than the Standby Equity Distribution Agreement, no other financing agreement is currently available to us.

      On August 26, 2004, we entered into a Securities Purchase Agreement with Cornell. Under this agreement, Cornell has purchased from us $500,000 of secured convertible debentures. The Debentures are convertible into shares of common stock and Cornell has been given registration rights with respect to the shares issuable upon conversion of the Debentures. The Debentures are due (2) years from the date of issuance and accrue interest at a rate of 5% per annum. Cornell is entitled, at its option, to convert, and sell on the same day, at any time and from time to time subject to certain restrictions, until payment in full of the Debentures, all or any part of the principal amount of the Debenture, plus accrued interest, into shares of our common stock.

      On August 26, 2004, and pursuant to the financing agreements with Cornell, we entered into the Business Development Agreements with Mobilepro and Lighthouse. Mobilepro and Lighthouse are obligated to provide certain business consulting services, including, but not limited to assisting us with identifying customers, product development and overall services designed to improve our business of. As consideration for the services provided by these agreements, we issued Mobilepro 1,436,103 shares of our common stock of which 1,174,993 shares are being distributed pursuant to this Registration Statement and we issued 522,219 shares to Lighthouse. At the time of signing the business development agreements with MobilePro and Lighthouse, these agreements were valued at $13,750 or 5.5% and $5,000 or 2% respectively, of our then valuation of $250,000.The value of the Business Development Agreements were based on the potential services that both Mobilepro and Lighthouse will provide to develop our business. The relationship between us and Mobilepro and Lighthouse is primarily that of a business advisor, whereas our relationship with Cornell is that of a source of continuing access to working capital. We intend to register the shares issued to Lighthouse at the same time it registers the shares to be issued to Cornell.

      Pursuant to the Exchange Agreement, we assumed the obligations of ActivePoint under certain loans made to ActivePoint by its principal stockholders. The aggregate principal amount of these loans is $255,000.

      Certain of our stockholders of are parties to a Stockholders' Agreement with our company. This agreement imposes certain restrictions on the stockholders, including restrictions on transferability. Pursuant to the Stockholders' Agreement, TopSchutter Holdings B.V. and/or Harry Farnesby, provided that each owns at least 5% of our outstanding common stock on a fully-diluted basis, shall have the right to designate a member to our board of directors.

      Since it's existence, we have not engaged in any transactions with any promoters.

                         SHARES ELIGIBLE FOR FUTURE SALE

         All of the shares issued in the Distribution will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates."

      The remaining shares of common stock outstanding held by our shareholders will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. In general, under Rule 144 a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three-month period a number of restricted securities that does not exceed the greater of 1% of the then outstanding shares of common stock and the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since such shares were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one year holding period requirement) in order to sell shares of common stock which are not restricted securities (such as shares acquired by affiliates either in the offering or through purchases in the open market following the offering). In addition, under Rule 144(k) a person who is not our affiliate and who has not been our affiliate at any time during the 90 days preceding any sale is entitled to sell such shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours.

      Following the completion of this offering, we intend to file one or more registration statements relating to the shares of common stock that will be issued in connection with the financing transactions with Cornell and additional shares of common stock held by current shareholders, the amount of which is not known at this time. We also may file one or more registration statements on Form S-8 under the Securities Act to register common stock issued or reserved for issuance under the 2004 Long Term Equity Compensation Plan. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above. We expect that the Registration Statement on Form S-8 will cover 2,000,000 shares and options.

      No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock.

                                     EXPERTS

      The financial statements appearing in this Prospectus and Registration Statement have been audited by Reuveni Hartuv, Tepper & Co., an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern and are included in reliance upon such report and upon the authority of such Firm as experts in accounting and auditing.


                                  LEGAL MATTERS

      McLaughlin & Stern, LLP, 260 Madison Avenue, New York, NY 100016, our legal counsel, will, by amendment to this registration statement, render an opinion that the common stock to be distributed to the stockholders of Mobilepro is legally issued, fully paid and nonassessable under Delaware law.



                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission the Registration Statement under the Exchange Act, with respect to the our common stock. This document does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this document as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. The Registration Statement and the exhibits thereto filed by us with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information can be obtained by mail from the Public Reference Branch of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's website is http://www.sec.gov. We are required to comply with the reporting requirements of the Exchange Act and to file with the Commission reports, proxy statements and other information as required by the Exchange Act. Additionally, we are required to provide annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders. These reports, proxy statements and other information will be available to be inspected and copied at the public reference facilities of the Commission or obtained by mail or over the Internet from the Commission, as described above.

                         ACTIVEPOINT INC AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)




                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                        PAGE

REPORT  OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                F-2

CONSOLIDATED FINANCIAL STATEMENTS:

   Consolidated Balance Sheets as of December 31, 2004 and 2003.        F-3

   Consolidated Statements of Operations for the year ended
      December 31, 2004 and 2003. and for the period from
      December 8, 1997 (inception) to December 31, 2004.                F-4

   Statement of Shareholders' Equity (deficit) from
      December 8, 1997 (inception) to December 31, 2004.                F-5

   Consolidated Statements of Cash Flows for the year
       ended December 31, 2004 and 2003. and for the period
       from December 8, 1997 (inception) to                             F-7
       December 31, 2004.

   Notes to the Consolidated Financial Statements                    F8-F16

REPORT  OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE SHAREHOLDERS OF
ACTIVEPOINT INC.

We have audited the accompanying consolidated balance sheets of ACTIVEPOINT Inc. (a development stage company) ("the Company") and its subsidiary as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 31, 2004, and 2003 and the cumulative period from December 8, 1997 (inception) to December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2004 and 2003 and the consolidated results of its operations and cash flows for the years ended December 31, 2004, and 2003, and the cumulative period from December 8, 1997 (inception) to December 31, 2004. , in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As described in note 1A(2), at December 31, 2004 the company has produced a limited amount of revenue since inception and had an accumulated deficit during the development stage of US$ 2,645,768 . These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Reuveni, Hartuv, Tepper    & Co.
Certified Public Accountants

Tel Aviv, Israel    April  7, 2005.


                         ACTIVEPOINT INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS
                                  (U.S DOLLARS)

                                                                      DECEMBER 31,
                                                         NOTE     2 0 0 4      2 0 0 3
                                                         ----     -------      -------

      ASSETS

    CURRENT ASSETS
   Cash and cash equivalents                                       $270,165      $27,732
   Restricted cash                                                    5,329          -
   Other current assets                                   3          23,663        3,333
                                                                   --------      -------
      Total current assets                                          299,157       31,065

    EQUIPMENT                                             4
    ---------
   Cost                                                              31,775       31,775
   Less - accumulated depreciation                                  (27,284)     (24,919)
                                                                   --------      -------
      Equipment, net                                                  4,491        6,856

    OTHER ASSETS
    Debt issuance fee                                     6          110,000          --
                                                                                      --
    Less - accumulated depreciation
                                                                     (1,974)          --
                                                                   --------      -------
    Other assets, net                                               108,026           --

                                                                   $411,674      $37,921
                                                                   ========      =======

      LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

    CURRENT LIABILITIES
   Short-term bank debt                                             $ 6,712     $   --
   Trade accounts payable
                                                                        557          842
   Other current liabilities                              5         149,188      100,950
      Total  current liabilities                                    156,457      101,792


    LONG-TERM LIABILITIES
   Convertible debentures                                 6         890,000           -
   Subordinated long-term loan  from shareholders         7
                                                                    276,400      276,400
   Liability for severance pay                            8          21,393       18,745
                                                                  ---------     --------
      Total long term liabilities                                 1,187,793      295,145

COMMITMENTS AND CONTINGENT LIABILITIES                    9
--------------------------------------


SHAREHOLDERS' EQUITY (DEFICIT)                            10
------------------------------
   Preferred shares, $0.01 par value; 10,000,000
      shares authorized; 2,337,500 issued and outstanding             23,375       23,375
   Ordinary shares, $0.01 par value; 100,000,000 shares authorized;
      277,647 issued and outstanding                                   2,776        2,776
   Additional paid-in capital                                      1,687,041    1,252,835
   Deficit accumulated during the development stage               (2,645,768)  (1,638,002)
                                                                  ----------    ---------
      Total shareholders' equity (deficit)                         ( 932,576)   ( 359,016)
                                                                  ----------    ---------
                                                                    $411,674      $37,921
                                                                  ==========    =========


The accompanying notes are an integral part of the consolidated financial statements.



                         ACTIVEPOINT INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (U.S DOLLARS)

                                                                                     CUMULATIVE FROM
                                                                                     DECEMBER 8, 1997
                                                                 YEAR ENDED           (INCEPTION) TO
                                                                DECEMBER 31,           DECEMBER 31,
                                         NOTE           2 0 0 4         2 0 0 3          2 0 0 4
                                         ----           -------         -------          -------

Revenues:                                             $    --         $ 31,590         $ 119,154


Operating costs and expenses:

Research and Development expenses         11            180,168        168,714         1,293,243

Grants from the OCS                                        --             --            (257,718)

Marketing expenses                        12             61,576        154,780           357,675

Grant from the Marketing fund                              --           (3,394)          (47,692)

General and Administrative expenses       13            375,363        178,918         1,019,914

Consulting fees                           6             390,000           --             390,000
                                                   ------------     ----------      ------------

Total expenses                                        1,007,107        499,018        2,755,422

       Loss from Operations                                            467,428         2,636,268
                                                      1,007,107

Financing expenses                                          659          2,147             9,500

   Taxation                               14              --               --               --
                                                   ------------     ----------      ------------

       Net loss                                    $ (1,007,766)    $ (469,575)     $ (2,645,768)
                                                   ============     ==========      ============

   Basic net ( loss) per share:                         $ (0.39)       $ (0.18)          $ (1.01)
                                                   ============     ==========      ============
   Weighted average number of shares      15
       outstanding                                    2,615,147      2,615,147         2,615,147
                                                   ============     ==========      ============






The accompanying notes are an integral part of the consolidated financial statements.



                         ACTIVEPOINT INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
            STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT) (U.S DOLLARS)

                                                    NUMBER OF SHARES
                                                    ----------------                              DEFICIT
                                                    SERIES A                                     ACCUMULATED
                                      ORDINARY     PREFERRED                    ADDITIONAL       DURING THE
                                       SHARES       SHARES          SHARE          PAID-IN      DEVELOPMENT
                                                                   CAPITAL         CAPITAL         STAGE          TOTAL
                                                                   -------         -------         -----          -----
Shares issuance in 1998                277,647      2,337,500    $    26,151    $     8,053    $     --       $    34,204

Net loss for the year                                                                              (42,706)       (42,706)
                                       -------     ----------    -----------    -----------    -----------    -----------
     Balance - December 31, 1998       277,647      2,337,500         26,151          8,053        (42,706)        (8,502)

Capital issuance in 1999                                                             22,142                        22,142
Net loss for the year                                                                              (68,468)       (68,468)
                                       -------     ----------    -----------    -----------    -----------    -----------

     Balance - December 31, 1999       277,647      2,337,500         26,151         30,195       (111,174)       (54,828)
Capital issuance in 2000                                                            545,980                       545,980
Net loss for the year                                                                             (455,639)      (455,639)
                                       -------     ----------    -----------    -----------    -----------    -----------

     Balance - December 31, 2000       277,647      2,337,500         26,151        576,175       (566,813)        35,513
Capital issuance in 2001                                                            225,000                       225,000
Net loss for the year                                                   --             --         (306,025)      (306,025)
                                       -------     ----------    -----------    -----------    -----------    -----------
                                       277,647      2,337,500         26,151        801,175       (872,838)       (45,512)
Balance - December 31, 2001

Capital issuance in 2002                                                --          131,660           --          131,660
Net loss for the year                                                   --             --         (295,589)      (295,589)
                                      -------     ----------    -----------    -----------    -----------    -----------

                                       277,647      2,337,500         26,151        932,835     (1,168,427)      (209,441)
Balance - December 31, 2002

Capital issuance in 2003                                                --          320,000           --          320,000
Net loss for the year                                                   --             --         (469,575)      (469,575)
                                       -------     ----------    -----------    -----------    -----------    -----------
                                       277,647      2,337,500         26,151      1,252,835     (1,638,002)      (359,016)
Balance - December 31, 2003
Capital issuance in 2004                                                --          434,206           --          434,206
Net loss for the year                                                   --             --       (1,007,766)    (1,007,766)
                                       -------     ----------    -----------    -----------    -----------    -----------
Balance - December 31, 2004            277,647      2,337,500    $    26,151    $ 1,687,041    $(2,645,768)   $  (932,576)
================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.




                        ACTIVEPOINT INC. AND SUBSIDIARY.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (U.S DOLLARS)

                                                                                      CUMULATIVE FROM
                                                                                      DECEMBER 8, 1997
                                                                YEAR ENDED             (INCEPTION) TO
                                                               DECEMBER 31,              DECEMBER 31,
                                                               ------------              ------------
                                                            2 0 0 4         2 0 0 3        2 0 0 4
                                                            -------         -------        -------

CASH FLOWS - OPERATING ACTIVITIES

   Net loss for the period                                 $(1,007,766)   $  (469,575)   $(2,645,768)
   Adjustments to reconcile net loss to net cash used in
   operating activities:
   Consulting fees                                             390,000           --          390,000
   Items not involving cash flows:
   Depreciation and amortization                                 4,339          4,136         29,258
   Increase (decrease) in liability for severance
   pay, net                                                      2,648         14,276         21,393
   Provision for  litigation                                      --           77,000         77,000
   Changes in operating assets and liabilities:
   Decrease (increase) in other current assets                 (20,330)         2,253        (23,663)
   Increase (decrease) in trade accounts payable                  (285)        (2,302)           557
   Increase (decrease)  in other current liabilities            48,238        (11,173)        72,188
   Net cash used in operating activities                      (583,156)      (385,385)    (2,079,035)

  CASH FLOWS - INVESTING ACTIVITIES
   Purchase of equipment                                          --             --          (31,775)

   Net cash used in investing activities                          --             --          (31,775)


  CASH FLOWS - FINANCING ACTIVITIES
   Increase in Restricted cash                                  (5,329)          --           (5,329)
   Increase  in short-term bank debt, net                        6,712           --            6,712
   Proceeds from. long-term loan  from shareholders               --             --          276,400
   debt issuance costs                                        (110,000)          --         (110,000)
   Proceeds from issuance of Convertible debentures            500,000           --          500,000
   Issuance of shares and capital                              434,206        320,000      1,713,192
   Net cash provided by financing activities                   825,589        320,000      2,380,975


INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                                                                 --          (65,385)
                                                                              242,433        270,165
CASH AND CASH EQUIVALENTS -BEGINNING OF PERIOD                  27,732         93,117           --
CASH AND CASH EQUIVALENTS -
       END OF PERIOD                                       $   270,165    $    27,732    $   270,165

SUPPLEMENT INFORMATION ON ACTIVITY NOT INVOLVING CASH FLOWS
============================================================
At December 31, 2004 convertible debentures and include $ 390,000 in respect of for consulting fees

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1     -  DESCRIPTION OF BUSINESS AND GENERAL

       A.  DESCRIPTION OF BUSINESS

      (1) On July 22, 2004, ACTIVEPOINT Inc. ("the Company" or "ACTIVEPOINT") a Delaware corporation acquired 94.6% of the issued and outstanding common stock of Activepoint Ltd ("Activepoint Israel") in exchange for 2,615,147 common shares of ACTIVEPOINT Inc. At the time of the 2004 acquisition, ACTIVEPOINT Inc had no significant assets or operation.

            ACTIVEPOINT Inc was formed under the name WWAP Inc, and in February 2005 changed it's name to ACTIVEPOINT Inc.

            Activepoint Israel is accounted for as the acquiring party and the surviving accounting entity because the former stockholders of Activepoint Israel received an amount of voting shares which constitutes an effective controlling interest in the combined corporation. The shares issued by ACTIVEPOINT Inc pursuant to the 2004 acquisition have been accounted for as if those shares had been issued upon the organization of Activepoint Israel. The outstanding capital stock of ACTIVEPOINT Inc immediately prior to the 2004 acquisition has been accounted for as shares issued by ACTIVEPOINT Israel to effect the reverse acquisition.

            Because ACTIVEPOINT Israel is the accounting survivor, the financial statements presented for all periods are those of Activepoint Israel. All inter -company accounts and transactions are eliminated on consolidation. All financial statements are in the currency of the United States Dollar.

            The outstanding common and preferred shares of stock at the time of the 2004 acquisition amounted to 2,65,147 and was held principally by officers of the combined corporation .

      (2) The financial statements have prepared on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. As shown in the accompanying financial Statements. The company has a stockholders' deficit of $932,576 at December 31, 2004. And has funded operations since inception through equity and debt financing As a result substantial doubt exists about the company's ability to continue to fund future operations using its existing resources.

      (3) The Company is engaged in research and development, marketing and selling of software that enables network sales.

      (4) The Company established a subsidiary, Activepoint Israel. ("The Subsidiary") to provide the Company with services relating to the Company's product. The minority interest (5.4%) was not reflected in the accounts since the subsidiary had a shareholders' deficit and the minority had no guarantee for the shareholders deficit.

       B.  RISK FACTORS

            The Company has a limited operating history and faces a number of risks, including uncertainties regarding demand and market acceptance of the Company's products, dependence on a single product line, the effects of technological change, competition and the development of new products. Additionally, other risk factors exist such as the ability to manage growth, loss of key personnel and the effect of planned expansion of operations on the future results of the Company.

               The Company has funded operating losses and negative cash flows since inception through the issuance of equity and debt financing.

               The Company anticipates that it will continue to incur significant operating costs and losses in connection with the development of its product and with increased marketing efforts. In addition, the Company has limited revenues from its operations and is therefore dependent on outside financing and on the continuing support of its investors.


NOTE 2     -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              The significant accounting policies followed in the preparation of the financial statements, are as follows:

              A.     FINANCIAL STATEMENTS IN U.S. DOLLARS
                     The currency of the primary economic environment and financing in which the operations of the Company are conducted is the U.S. dollar ("dollar"). Therefore, the Company uses the dollar as its functional and reporting currency. Certain of the dollar amounts in the financial statements may represent the dollar equivalent of other currencies, including the New Israeli Shekels ("NIS"), and may not necessarily be exchangeable for dollars.

                     Transactions and balances denominated in dollars are presented at their dollar amounts. Non-dollar transactions and balances are remeasured into dollars in accordance with the principles set forth in Statement No. 52, "Foreign currency Translation", of the Financial Accounting Standards Board of the United States ("FASB"). The effect of the Translation is not material.

              B. USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

                     The preparation of financial statements in conformity with Accounting Principles Generally Accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              C.     DEVELOPMENT-STAGE COMPANY

                     Since its inception, the Company's efforts have been devoted to research and development. The financial statements are therefore presented in accordance with the principles of Statement of Financial Accounting Standards ("SFAS") No. 7 - "Accounting and Reporting by Development-Stage Enterprises." The company's income for the years ended December 31, 2003 and 2002, are from paid Beta sites, witch are actually a system test for a limited period of time by potential customers.


              D. PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

                     The consolidated financial statements include the financial statements of the Company and its majority owed Subsidiary. Inter-company transactions and balances between the Company and its Subsidiary have been eliminated in the consolidated financial statements.

              E. CASH AND CASH EQUIVALENTS

                     Cash and cash equivalents consist of cash and demand deposits in banks, and other short-term, highly liquid investments with original maturities of less than three months.

              F.     EQUIPMENT

                     Equipment is presented at cost, less accumulated depreciation. Depreciation IS calculated based on the straight-line method over the estimated useful lives of the assets, as follows:


                     Computers and software                       3 Years
                     Furniture and office equipment               14 Years



              G.     RESEARCH AND DEVELOPMENT COSTS

                     Research and Development costs are charged to operations as incurred.

              H. FAIR VALUE OF FINANCIAL INSTRUMENTS

                     The financial instruments of the Company consist mainly of cash and cash equivalents, other current assets; trade accounts payable and other current liabilities. In view of their nature, the fair value of the financial instruments included in working capital of the Company is usually identical or substantially similar to their carrying amounts.

              I. CONCENTRATIONS OF CREDIT RISK

                     As of December 31, 2004 and 2003 the Company had cash and cash equivalents totaling $270,165 and $27,732, respectively, most of which are deposited in a major Israeli financial institution. Management believes that the financial institutions holding the Company's cash and cash equivalents are financially sound.

              J.     INCOME TAXES

                     The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes. Valuation allowances are established when necessary, to reduce deferred tax assets, if it is more likely than not that all, or a portion of it will not be realized.

              K.     REVENUE RECOGNITION

                     The Company plans to recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibles is probable. Generally, these criteria are met at the time product is shipped. There are no customer acceptance requirements and there are no remaining significant obligations.
                     Revenues from services will be recognized ratably over the life of the service contract.
                     The Company's revenue in 2003 and Cumulative from December 8, 1997 (inception) to December 31, 2004 are from paid beta sites.


NOTE 3 - OTHER CURRENT ASSETS
                                                           DECEMBER 31,
                                                           ------------
                                                       2 0 0 4    2 0 0 3
                                                       -------    -------

   Government of Israel (VAT refundable and  other)   $ 14,378   $  3,333
   Prepaid expenses                                      9,285       --
                                                      -------------------
                                                      $ 23,663   $  3,333
                                                      ===================

NOTE 4 -- EQUIPMENT
                                                            DECEMBER 31,
                                                            ------------
                                                       2 0 0 4    2 0 0 3
                                                      --------   --------
   COST:
      Computers and software                          $ 22,232   $ 22,232
      Furniture and office equipment                     9,543      9,543
                                                      -------------------
                                                      $ 31,775   $ 31,775

   ACCUMULATED DEPRECIATION:
      Computers and software                          $ 21,614   $ 20,446
      Furniture and office equipment                     5,670      4,473
                                                      -------------------
                                                        27,284     24,919
                                                      -------------------
                                                      $  4,491   $  6,856
                                                      ===================

NOTE 5 -- OTHER CURRENT LIABILITIES
                                                            DECEMBER 31,
                                                           ---- --------
                                                       2 0 0 4    2 0 0 3
                                                       --------   --------

   Employees and related institutions                 $  8,733   $ 17,304
   Accrual for vacation                                 15,240      5,047
   Accrued expenses                                    125,215     78,599
                                                      -------------------
                                                      $149,188   $100,950
                                                      ===================

NOTE 6 - CONVERTIBLE DEBENTURE

           On August 26, 2004, ACTIVEPOINT Inc entered into a Securities Purchase Agreement with Cornell Capital Partners, LLP ("Cornell"). Under this agreement, Cornell purchased from ACTIVEPOINT $500,000 and received $390,000 as a commission, in the form of a secured convertible debentures (the "Debentures").
           ACTIVEPOINT paid $ 110,000 as a debenture issuance fees.
           The Debentures are convertible into shares of Common Stock pursuant to the terms of the Debenture and Cornell has been given registration rights with respect to the shares issuable upon conversion of the Debentures. As of the date hereof, Cornell has $890,000 worth of Debentures.
           On October 20, 2004, and pursuant to the financing transactions, ACTIVEPOINT has issued three (3) Debentures to Cornell in the principal amounts of $75,000, $ 425,000 and $390,000 respectively. The Debentures are due (2) years from the date of issuance and accrue interest at a rate of 5% per annum. The Debentures are convertible into shares of common stock subject to certain conditions and based on a conversion rate set forth in the Debentures. Cornell is entitled, at its option, to convert, and sell on the same day, at any time and from time to time subject to certain restrictions, until payment in full of the Debentures, all or any part of the principal amount of the Debenture, plus accrued interest, into shares of ACTIVEPOINT's Common Stock. The shares of Common Stock issuable upon conversion of the Debentures are entitled to registration rights.

NOTE 7 - SUBORDINATED LONG-TERM LOAN FROM SHAREHOLDERS


           The Company signed loan agreements with its shareholders, as a result of which as of December 31, 2004, $276,400 were received by the Company. The loans have no maturity date and will serve to finance the Company's activity. The loan is denominated in US dollars and is non-interest bearing, 25% of the Company's income after a cash surplus of $100,000 in the Company's account from sales, will be used to repay the loans. As of April 7, 2005 the Company has not started repaying the loans.


NOTE 8     - LIABILITY FOR SEVERANCE PAY


           The Company's liability for severance pay is calculated in accordance with Israeli law based on the most recent salary paid to employees and the length of employment in the Company. Part of the liability is funded through individual insurance policies purchased from outside insurance companies, which are not under the Company's control. The balance presented as a liability for severance pay, net, represents the unfunded portion.

           Severance pay expenses for the year ended December 31, 2004 and 2003 were $ 24,256 and $ 21,365, respectively.


NOTE 9 - COMMITMENTS AND CONTINGENT LIABILITIES

A. The Company partially finances its research and development expenditures under a program sponsored by the Office of the Chief Scientist ("OCS") of Israel for the support of research and development activities conducted in Israel.
             In exchange for participation in the program by the OCS, the Company agreed to pay 3%-5% of total net sales of software developed within the framework of these programs. The royalties will be paid up to a maximum amount equivalent to 100% of the grants provided by the OCS, linked to the dollar. Repayment of such grants is not required in the event that there are no sales of products developed within the framework of such funded program.
           During 2004,2003,2002 total royalties accrued amounted to $ 0, $ 1,106 and $775 respectively.

       As of December 31, 2004, the Company had a contingent liability to pay royalties of approximately $ 258,000.

B. Activepoint Israel. is currently involved in litigation with Onn Tavor, ACTIVEPOINT's former chief executive officer. In March 2004, Mr. Tavor filed a lawsuit in the Regional Labor Court of Tel-Aviv against ACTIVEPOINT for damages in the amount of approximately U.S. $225,000 alleging that ACTIVEPOINT owed him unpaid salary, severance pay and social benefits. Mr. Tavor was granted a temporary attachment over ACTIVEPOINT's bank accounts, real property and software programs, but not over funds owed to ACTIVEPOINT by its customers.
             In June 2004, ACTIVEPOINT filed a counter-claim against Mr. Tavor alleging negligence which resulted in a loss of approximately U.S. $900,000. Legal opinion received by the company indicates that the maximum exposure of the company to this claim is an amount of $77,000, which has been reflected as a liability in the consolidated balance sheet.


         C. On August 26, 2004, ACTIVEPOINT entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP ("Cornell"). Under this agreement, ACTIVEPOINT may issue and sell to Cornell Common Stock for a total purchase price of up to $10.0 million. Subject to certain conditions, ACTIVEPOINT will be entitled to commence drawing down on the Equity Line of Credit when the sale of the Common Stock under the Equity Line of Credit is registered with the Securities and Exchange Commission and for two years thereafter. The purchase price for the shares will be equal to 97% of the market price, which is defined as the lowest closing bid price of the Common Stock during the five trading days following the notice date. A cash fee equal to four percent (4%) of the cash proceeds of the draw down is also payable at the time of funding. To date, ACTIVEPOINT has not drawn down on the Standby Equity Distribution Agreement. Other than the Standby Equity Distribution Agreement, no other financing agreement is currently available to ACTIVEPOINT.

         D. On November 2, 2004 the board of directors of the Company had resolved that, the Company is authorized to issue to the Company CEO 500,000 shares of common stock of the Company. In addition, in 2005, he shall receive an annual compensation of $ 125,000 and a bonus of up to $ 115,000 based upon the performance criterions to be determined by the Board of Directors.
             In term of resolution of the directors dated November 16, 2004, The following performance criterions were decided upon, In order for the above bonus to come into effect:
            (1) Success in achieving and equity line of at least $ 500,000 for the COMPANY, or
            (2) The sale of the Company or part thereof for a minimum of $ 5 million. Whichever shall occur first.


On October 15, 2004 the Corporation resolved an Employment compensation agreement with all the employees. The plan provides for the granting of non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights ("SARs"), restricted stock and restricted stock unit awards, performance shares and other cash or share-based awards. The maximum number of shares of common stock that may be issued in connection with awards under the plan is 2,000,000. In the event of any merger, reorganization, recapitalization, stock split, stock dividend, or other change in corporate structure that affects our common stock, an adjustment may be made to the (a) maximum number of shares available for grants under the plan and/or kind of shares that may be delivered under the plan, (b) the individual award limits under the plan and (c) number, kind and/or price of shares subject to outstanding awards granted under the plan, by the board of directors of ACTIVEPOINT, to prevent dilution or enlargement of rights. Shares of stock covered by an award under the plan that is cancelled, expired, forfeited or settled in cash will again be available for issuance in connection with future grants of awards under the plan. As of December 31, 2004 this prospectus, no awards have been made under the plan.

NOTE 10    -  SHAREHOLDERS' EQUITY

         A.    GENERAL

                Ordinary shares confer to holders the right to receive notice to participate and vote at general meetings of the Company and the right to receive dividends, if declared. Ordinary shares and preferred shares are identical in all respects except for some preferential rights granted to holders of preferred shares upon liquidation.
                Preferred shares confer to holders the right to receive 10
               Ordinary shares for 1 preferred share.

         B. ISSUANCE OF SHARE CAPITAL

         In July 2004 The Company signed an agreement with its founders according to which the Company issued such founders with 277,647 ordinary shares and 2,337,500 preferred shares of, $0.01 par value each, of the Company. (See note 1A1).

         C.    PREFERRED STOCK

               The Preferred Stock has a liquidation preference over the holders of the common stock, the amount equal to the greater of (i) the issue price of the Preferred Stock plus accrued and unpaid interest on the Issue Price at a rate of 3% commencing on the date of payment of the Preferred Stock issue price or (ii) the pro-rata distribution on the Common Stock had a holder of the Preferred Stock converted his/her/its Preferred Stock prior to a liquidation, dissolution or winding up of the COMPANY (appropriately adjusted for any stock split or stock combination of the Preferred Stock) for each share of Preferred Stock then held by them and, in addition, in each case an amount equal to all cumulated and unpaid dividends on the Preferred. Each share of Preferred Stock is convertible into ten (10) shares of Common Stock and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred could be converted. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate upon (i) this registration statement under the Securities Act being declared effective by the Securities and Exchange Commission covering the offer and sale of securities and
               (ii) the quotation of the COMPANY'S securities on the Over-the-Counter Bulletin Board (OTCBB) or the listing of the COMPANY'S securities on a securities exchange. Holders of Preferred Stock are entitled to protective provisions, including the right to approve the creation of any class of stock that ranks superior to the Preferred Stock upon the effectiveness of this registration statement and the quotation of the OTCBB, the preferred shares will convert into 23,375,000 common shares.

NOTE 11      -RESEARCH AND DEVELOPMENT EXPENSES
                                                                 CUMULATIVE FROM
                                                                DECEMBER 8, 1997
                                          YEAR ENDED             (INCEPTION) TO
                                         DECEMBER 31,             DECEMBER 31,
                                         ------------            ------------
                                    2 0 0 4          2 0 0 3           2 0 0 4
                                    -------          -------           -------

Salaries and related expenses     $  178,958        $  167,505        $1,216,903
Other                                  1,210             1,209            76,340
                                  ----------       -----------        ----------
                                  $  180,168       $   168,714        $1,293,243
                                  ==========       ===========        ==========

NOTE 12 -MARKETING EXPENSES
                                                          CUMULATIVE FROM
                                                          DECEMBER 8, 1997
                                     YEAR ENDED            (INCEPTION) TO
                                    DECEMBER 31,            DECEMBER 31,
                                    ------------            ------------
                              2 0 0 4      2 0 0 3             2 0 0 4
                              -------      -------             -------

   Consultants              $   54,203    $ 120,022           $ 308,037
   Travel expenses               7,373       34,758              49,638
                            ----------    ---------           ---------
                               $61,576    $ 154,780           $ 357,675
                               =======    =========           =========

NOTE 13 -GENERAL AND ADMINISTRATIVE EXPENSES
                                                                CUMULATIVE FROM
                                                                DECEMBER 8, 1997
                                               YEAR ENDED         (INCEPTION) TO
                                              DECEMBER 31,         DECEMBER 31,
                                              ------------         ------------
                                        2 0 0 4       2 0 0 3          2 0 0 4
                                        -------       -------          -------

   Salaries and related expenses        $ 70,721    $ 102,664          $ 338,717
   Professional fees                     252,920       22,488            353,014
   Depreciation and amortization           4,339        4,136             29,258
   Rent and office maintenance            47,383       49,630            298,925
                                       ---------    ---------        -----------
                                       $ 375,363    $ 178,918        $ 1,019,914
                                       =========    =========        ===========



NOTE 14      -INCOME TAXES

              A.     DEFERRED TAXES

                     As of December 31, 2004, the Company and its Subsidiary had a net operating loss carry forwards for tax purposes respectively of approximately $1.4 million.

                     Due to the uncertainty of realizing the benefit of the Company's tax loss carry forwards, a valuation allowance for the entire amount of the related deferred tax asset has been recorded.

              B. The Company and its Subsidiary have not received tax
                 assessments since their incorporation.

NOTE 15        - EARNINGS PER SHARE

                     Basic earnings (loss) per share are computed based on the weighted average number of ordinary and preferred shares outstanding during each year:
                                                               CUMULATIVE FROM
                                                               DECEMBER 8, 1997
                                              YEAR ENDED        (INCEPTION) TO
                                             DECEMBER 31,        DECEMBER 31,
                                             ------------        ------------
                                     2 0 0 4         2 0 0 3         2 0 0 4
                                     -------         -------         -------


    Ordinary shares                     277,647        277,647           277,647
    Preferred shares                  2,337,500      2,337,500         2,337,500
                                      ---------      ---------         ---------
                                      2,615,147      2,615,147         2,615,147
                                      =========      =========         =========


                     The amount of the assumed conversion of the 2,337,500 preferred shares to 23,375,000 ordinary shares (see note 9) and the conversion of the Convertible debentures was not included since it have an anti-dilutive effect.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT TRUST NATURAL GAS CORP. EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

[ ] except the common stock offered by this
    prospectus;
[ ] in any jurisdiction in which the offer or
    solicitation is not authorized;
[ ] in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;
[ ] to any person to whom it is unlawful to make
    the offer or solicitation; or
[ ] to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

[ ] there have been no changes in the affairs of Trust Natural Gas Corp. after the date of this prospectus; or
[ ] the information contained in this prospectus is correct after the date of this prospectus.


Until ______, 2005, all dealers Effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.





                              ---------------------
                                   PROSPECTUS
                              ---------------------



                               1,436,103 SHARES OF
                                  COMMON STOCK


                                ACTIVEPOINT INC.







                                   May _, 2005
                             -----------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Our Certificate of Incorporation and by-laws include an indemnification provision under which we have agreed to indemnify directors of our company to the fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director of our company.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing, or otherwise, our company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Our company will pay all expenses in connection with this offering.

        Securities and Exchange Commission Registration Fee           $   169.02
        Printing and Engraving Expenses                               $20,000.00
        Accounting Fees and Expenses                                  $35,000.00
        Legal Fees and Expenses                                       $80,000.00


                         SALE OF UNREGISTERED SECURITIES

         There have been no recent sales of unregistered securities except as follows: i) 1,436,103 shares issued to Mobilepro and 522,219 shares issued to Lighthouse on August 26, 2004 pursuant to the Business Development Agreements pursuant to an exemption from registration pursuant to Rule 504 under Regulation D promulgated under the Securities Act of 1933and (ii) a private placement in October 2004 to the principal stockholders of ActivePoint, Israel for an aggregate of 748,314 shares of common stock of Activepoint Israel, for aggregate proceeds of $500,000.00, and which such shares were converted into shares of Class A Preferred Stock of our company pursuant to the Exchange Agreement. The proceeds of this offering will be used for general working capital. This private placement was exempt from registration based on Regulation S of the Securities Act of 1933.

                                    EXHIBITS

No.                 Description
----------          ------------------------------------------------------------

3.1         Amended and Restated Certificate of Incorporation of WWAP, Inc.
            n/k/a ActivePoint Inc.*

3.2         Certificate of Designation of Class A Convertible Preferred Stock *

3.3         By-laws of ActivePoint Inc. *

4.1         Addendum #4 to Investment Agreement dated December 10, 2001

4.2         Addendum #5 to Investment Agreement dated June 13, 2002

4.3         Addendum #6 to Investment Agreement dated August 21, 2002

5.1         Opinion of McLaughlin & Stern, LLP **

10.1 Exchange Agreement between WWAP, Inc. and Activepoint, Ltd. dated as of October 2004 *

10.2        Collaboration Agreement between the company and Activepoint, Ltd.
            dated as of August 2004 *

10.3 Securities Purchase Agreement, dated August 26, 2004, between Cornell and the company *

10.4        Secured Convertible Debenture in the principal amount of $75,000 *

10.5 Security Agreement, dated August 26, 2004, between Cornell and the company *

10.6 Pledge Agreement, dated October, 2004, between Cornell and the company *


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10.7        Standby Equity Distribution Agreement, dated August 26, 2004, between Cornell and the company *

10.8 Escrow Agreement, dated August 26, 2004, between the company, Cornell and Butler Gonzalez LLP * (Securities Purchase Agreement)

10.9 Escrow Agreement, dated August 26, 2004, between the company, Cornell and Butler Gonzalez LLP (Standby Equity Distribution Agreement) *

10.10 Registration Rights Agreement (SEDA), dated August 26, 2004, between the company and Cornell *

10.11 Investor Registration Rights Agreement, dated August 26, 2004, between the company and Cornell *

10.12 Business Development Agreement, dated August 26, 2004, between the company and Mobilepro Corp. *

10.13 Business Development Agreement, dated August 26, 2004, between the company and Lighthouse Advisors, Inc. *

10.14       Convertible Debenture in the principal amount of $390,0000 *

10.15       2004 Long Term Equity Incentive Plan. *

10.16       Form of employment agreements for employees of ActivePoint Israel

21.1        Subsidiaries of ActivePoint *

23.1        Consent of Reuveni, Hartuv, Tepper & Co.

--------------

* Previously filed

** To be filed by amendment
                                  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

      (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on December 16, 2004.


                                           ACTIVEPOINT INC.


                                  By: /s/ Moshe Ofer
                                   ----------------------------------
                                  Name:  Moshe Ofer
                                  Title: President, Principal Accounting Officer
                                         and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                     TITLE                            DATE
---------                     -----                            ----


/s/ Stephen Dumbrell           Director                        May 12, 2005
-------------------------
Stephen Dumbrell


/s/ Mosher ofer              Director                            May 12, 2005
-------------------------
Moshe Ofer
























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